Exhibit 4.4

SENECA GENERATION, LLC

$400,000,000

4.33% Series 2016-A Senior Secured Notes due April 27, 2026

Additional Senior Secured Notes

NOTE PURCHASE AGREEMENT

DATED APRIL 27, 2016

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SCHEDULES

Schedule A	Defined Terms
Schedule B	Information Relating To Purchasers
Schedule 1	Form of Initial Notes
Schedule 2	Form of Additional Senior Notes
Schedule 3	Form of Supplement
Schedule 4.4(a)	Form of Opinion of Special New York Counsel for the Obligors
Schedule 4.4(b)	Form of Opinion of Special Pennsylvania Counsel for the Company
Schedule 4.4(c)	Form of Opinion of Special Federal Energy Regulatory Counsel for the Company
Schedule 4.4(d)	Form of Opinion of Special New York Counsel for the Purchasers
Schedule 4.20	Permits
Schedule 4.22(b)	Form of Affidavit
Schedule 5.3	Disclosure Materials
Schedule 5.9	Litigation
Schedule 5.18	Environmental Matters
Schedule 8.1	Amortization Schedule
Schedule 9.2	Insurance
Schedule 9.10	Separateness Requirements
Schedule 9.12	Form of Annual Operating Budget
Schedule 10.4	Permitted Liens
Schedule 10.5(h)	Permitted Indebtedness
Schedule 10.8	Debt Service Coverage Ratio

EXHIBITS
Exhibit A	Form of Security Agreement
Exhibit B	Form of Collateral Agency Agreement
Exhibit C	Form of Operating Report

4.33% Senior Secured Notes due April 27, 2026

Additional Senior Notes

April 27, 2016

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE B HERETO:

Ladies and Gentlemen:

Seneca Generation, LLC, a Delaware limited liability company (the “Company”), agrees with each of the purchasers under the caption “INITIAL PURCHASERS” on the signature pages hereof (each an “Initial Purchaser” and, collectively, the “Initial Purchasers”) and each purchaser that executes and delivers a Supplement as provided in Section 1.2 (each, together with each Initial Purchaser, a “Purchaser” and, collectively with the Initial Purchasers, the “Purchasers”) as follows:

ARTICLE 1

AUTHORIZATION OF NOTES

Section 1.1 Authorization of Notes. The Company will authorize the issue and sale of $400,000,000 aggregate principal amount of its 4.33% 2016-A Senior Secured Notes due April 27, 2026 (as amended, restated or otherwise modified from time to time pursuant to Article 17 and including any such notes issued in substitution therefor pursuant to Article 13, the “Initial Notes”). The Initial Notes shall be substantially in the form set out in Schedule 1. In addition, the Company may issue and sell, subject to the terms and conditions of this Agreement, an unlimited aggregate principal amount of additional senior notes based on the form of Schedule 2 as provided in Section 1.2 (as amended, restated or otherwise modified from time to time pursuant to Article 17 and including any such notes issued in substitution therefor pursuant to Article 13, the “Additional Senior Notes,” and together with the Initial Notes, the “Notes”). The Additional Senior Notes may be issued in one or more series (the Initial Notes and each such series, a “Series” of Notes), subject to compliance with the terms and conditions of this Agreement. Certain capitalized and other terms used in this Agreement are defined in Schedule A; and references to a “Schedule” or an “Exhibit” are to a Schedule or an Exhibit attached to this Agreement unless otherwise specified. References to an “Article” or a “Section” are references to an Article or Section of this Agreement unless otherwise specified.

Section 1.2 Supplemental Notes. Each Additional Senior Note will be issued pursuant to a supplement to this Agreement (a “Supplement”) based on the form of Schedule 3, and will be subject to the following terms and conditions:

(a) the designation of each Series of Notes shall distinguish the Notes of one Series from the Notes of all other Series;

(b) the Notes of each Series of Additional Senior Notes shall rank pari passu in right of payment with the Notes of each other Series of Notes;

(c) the issuance of the Additional Senior Notes shall satisfy the Incurrence Conditions or shall constitute Permitted Refinancing Indebtedness to refinance all or any portion of Indebtedness permitted under Section 10.5;

(d) each Additional Senior Note shall be dated the date of issue, shall bear interest at such rate or rates, shall mature on such date or dates, if any, as are provided in the Supplement under which such Additional Senior Notes are issued, may be issued in such denominations, may be subject to payment of such Make-Whole Amount or premium or without premium, may contain tax indemnification provisions, and provisions for the exchange or transfer of such Additional Senior Notes and may have such additional or different conditions precedent to closing and such additional or different representations and warranties or other terms and provisions as shall be specified in such Supplement;

(e) except to the extent provided in clause (d) above or as otherwise specified in this Agreement, all of the provisions of this Agreement shall apply to the Notes, including the Additional Senior Notes; and

(f) no Additional Senior Note shall be issued to a Purchaser that is an Affiliate of the Company.

The Purchasers of the Initial Notes or any Additional Senior Notes are under no obligation to purchase any subsequent Additional Senior Notes.

Upon the issuance of any Additional Senior Notes, the Company shall, at its expense, provide, or cause to be provided, to each Holder the Supplement entered into in connection with such Notes.

ARTICLE 2

SALE AND PURCHASE OF NOTES

Section 2.1 Initial Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Initial Purchaser and each Initial Purchaser will purchase from the Company, at the Closing provided for in Section 3.1, the Initial Notes in the principal amount specified opposite such Initial Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

ARTICLE 3

CLOSING

Section 3.1 Initial Closing. The sale and purchase of the Initial Notes to be purchased by each Purchaser shall occur at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, at 9:00 a.m., Eastern time, at a closing (the “Closing”) on April 27, 2016 or on such other Business Day thereafter on or prior to May 2, 2016, as may be agreed upon by the Company and the Initial Purchasers. At the Closing, the Company will deliver to each Initial Purchaser the Initial Notes to be purchased by such Initial Purchaser in the form of a single Initial Note (or such greater number of Initial Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Initial Purchaser’s name (or in the name of its nominee), against delivery by such Initial Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account specified in the Funds Flow Memorandum, for distribution, notwithstanding anything to the contrary in the Collateral Agency Agreement or any other Secured Obligation Document (as defined in the Collateral Agency Agreement), in accordance with the Funds Flow Memorandum. If at the Closing, the Company shall fail to tender such Initial Notes to any Initial Purchaser as provided above in this Section 3.1, or any of the conditions specified in Article 4 shall not have been fulfilled to such Initial Purchaser’s satisfaction, such Initial Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Initial Purchaser may have by reason of any of the conditions specified in Article 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Initial Notes.

Section 3.2 Tax Forms and Withholding. At or prior to the time that it purchases a Note (including by succession or pursuant to an assignment permitted hereunder) and, so long as it remains legally eligible to do so, from time to time thereafter, each Purchaser will duly complete and deliver to the Company (a) in the case of a Purchaser that is not a United States person for U.S. federal income Tax purposes, two copies of any U.S. Internal Revenue Service (“IRS”) Forms W-8 or W-8BEN E as applicable (or other category of Form W-8 prescribed by law and acceptable to the Company in its discretion) along with any supporting statements or additional information, in each case, that are reasonably necessary to establish the extent to which the Purchaser is entitled to a reduction in the rate of any U.S. withholding Tax imposed with respect to payments on the Notes and any successor or additional form required by the IRS or reasonably requested by the Company in order to evidence such Purchaser’s entitlement to such reduction or (b) in the case of a Purchaser that is a United States person for U.S. federal income Tax purposes, an IRS Form W-9 or successor form establishing that the Purchaser is not subject to any U.S. withholding Tax (including backup withholding Tax) with respect to payments on the Notes and any other forms or information reasonably requested by the Company necessary for the Company to comply with its obligations under FATCA and to determine that such Purchaser has complied with its obligations under FATCA or to determine the amount (if any) to deduct and withhold from any payment to the Purchaser. For the avoidance of doubt, if the Company (or any applicable withholding agent) is required by applicable law to deduct or withhold any Taxes (including under FATCA) from or with respect to a Note or payments under a Note, then (a) the Company (or applicable withholding agent) may make such withholding or deduction and remit such Taxes to the applicable Governmental Authority, (b) the Company shall not be obligated to indemnify the holder or beneficial owner of such Note or pay any additional amounts with respect to such withholding or deduction and (c) such withheld amounts shall be treated as paid with respect to such Note for all purposes of this Agreement.

ARTICLE 4

CONDITIONS TO CLOSING

Each Initial Purchaser’s obligation to purchase and pay for the Initial Notes to be sold to such Initial Purchaser at the Closing is subject to the fulfillment to such Initial Purchaser’s satisfaction, prior to or at the Closing, of the following conditions (or waiver thereof by each Initial Purchaser):

Section 4.1 Representations and Warranties. The representations and warranties of the Company and the Pledgor in this Agreement and each of the other Financing Documents to which it is a party shall be correct at the time of the Closing (or, if stated to have been made on or as of an earlier date, were true and correct on or as of such earlier date).

Section 4.2 Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the time of the Closing, and before and after giving effect to the issue and sale of the Initial Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since the date of the Memorandum that would have been prohibited by Article 10 had such Article applied since such date.

Section 4.3 Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Initial Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.5 (if requested), 4.9, 4.11(b), 4.15, 4.20 and 4.24 have been fulfilled.

(b) Secretary’s Certificate. Each Obligor shall have delivered to such Initial Purchaser a certificate executed by its Secretary, Assistant Secretary or other Responsible Officer, dated the date of Closing, certifying, with respect to such Obligor, as to (A) the certificate of formation, together with any amendments, certified by the Secretary of State of the State of Delaware as of a recent date and a certificate as to the good standing of such Obligor from the Secretary of State of Delaware, dated as of a recent date, in each case attached thereto; (B) a true and complete copy attached thereto of the limited liability company agreement or other organizational documents of such Obligor; (C) the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of each Financing Document to which it is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) the incumbency and specimen signature of each officer, member, manager or partner (as applicable), executing each of the Financing Documents to which it is or is intended to be a party (and such Initial Purchaser may conclusively rely on such certificate until it receives notice in writing from such Obligor to the contrary).

Section 4.4 Opinions of Counsel. Such Initial Purchaser shall have received opinions in form and substance satisfactory to such Initial Purchaser, dated the date of the Closing (a) from Milbank Tweed Hadley & McCloy LLP as special New York counsel for the Obligors, (b) from Ballard Spahr LLP as special Pennsylvania counsel for the Company, (c) from King & Spalding LLP as special federal energy regulatory counsel for the Company, covering the matters set forth in Schedules 4.4(a), 4.4(b), and 4.4(c) respectively, and covering such other matters incident to the transactions contemplated hereby as such Initial Purchaser or its counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinions to the Initial Purchasers) and (d) from Shearman & Sterling LLP, the Initial Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(d) and covering such other matters incident to such transactions as such Initial Purchaser may reasonably request.

Section 4.5 Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Initial Purchaser’s purchase of Initial Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Initial Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the

Board of Governors of the Federal Reserve System) and (c) not subject such Initial Purchaser to any Tax, penalty or liability under or pursuant to any applicable law or regulation, which applicable law or regulation was not in effect on the date hereof. If requested by such Initial Purchaser, such Initial Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact relating to the Obligors as such Initial Purchaser may reasonably specify to enable such Initial Purchaser to determine whether such purchase is so permitted.

Section 4.6 Sale of Other Initial Notes. Contemporaneously with the Closing, the Company shall sell to each other Initial Purchaser and each other Initial Purchaser shall purchase the Initial Notes to be purchased by it at the Closing as specified in Schedule B.

Section 4.7 Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid or caused to be paid (a) on or before the Closing the reasonable and documented fees, charges and disbursements of the Initial Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least three (3) Business Days prior to the Closing and (b) all other reasonable and documented fees and expenses then due and payable by the Company pursuant to the Financing Documents to the extent reflected in a statement of the applicable payee rendered to the Company at least three (3) Business Days prior to the Closing, which fees in each case may be paid by the Company from the proceeds of the sale of the Initial Notes at the sole option of the Company.

Section 4.8 Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Initial Notes.

Section 4.9 Changes in Corporate Structure. The Company shall not have changed its jurisdiction of organization, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 4.16.

Section 4.10 Funding Instructions. At least three (3) Business Days prior to the date of the Closing, each Initial Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Article 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Initial Notes is to be deposited.

Section 4.11 Transaction Documents.

(a) Each such Initial Purchaser shall have received copies of each Financing Document required to be executed by the Obligors on the Closing Date in such number as reasonably requested by the Initial Purchasers (which may be delivered by each relevant Obligor by facsimile or other electronic means for the purposes of satisfying this Section 4.11(a) on the Closing Date).

(b) Each such Initial Purchaser shall have received copies of all of the Material Project Documents (other than any Additional Project Document not required to have been executed as of the Closing Date) together with any amendments thereto, and each Material Project Document shall be legally binding and in full force and effect.

Section 4.12 Ratings. Such Initial Purchaser shall have received evidence reasonably satisfactory to it that the Initial Notes are rated at least BBB- or equivalent from KBRA.

Section 4.13 Repayment of Existing Financing. The Initial Purchasers shall have received evidence satisfactory to them that the lenders and swaps banks in respect of the Existing Indebtedness have been (or immediately following the issuance and funding of the Initial Notes, will be) fully repaid, and such lenders and swap banks or the collateral agent, acting on behalf of such lenders and swap banks, shall have released all Liens granted in their favor in connection with the Existing Indebtedness.

Section 4.14 Lien Searches. Such Initial Purchaser shall have received customary reports of recent searches of UCC financing statements, fixture filings and all judicial and tax lien filings that have been made with respect to any personal or mixed property of the Company, reasonably satisfactory to the Initial Purchasers, in the jurisdiction of formation or organization of each Obligor or where a filing has been or would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral together with copies of all such filings disclosed by such searches, and UCC-3 termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC-1 financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Permitted Liens).

Section 4.15 Base Case Model. The Company shall have delivered to such Initial Purchaser the Base Case Model.

Section 4.16 Financial Statements. The Initial Purchasers shall have received the unaudited balance sheet of the Company for the fiscal year ending December 31, 2015.

Section 4.17 Consultant Reports. The Company shall have delivered to each such Initial Purchaser:

(a) a report of the Independent Engineer, including a technical report of the Project and providing the Independent Engineer’s review of the Base Case Model, with respect to the Project, and either each Initial Purchaser shall be permitted to rely on such report or such report shall be accompanied by a reliance letter permitting each Initial Purchaser to rely on the report;

(b) a report by the Insurance Consultant with respect to the adequacy of the insurance required to be maintained pursuant to Section 9.2 for the Project, and either each Initial Purchaser shall be permitted to rely on such report or such report shall be accompanied by a reliance letter permitting each Initial Purchaser to rely on the report;

(c) a report of the Market Consultant, and either each Initial Purchaser shall be permitted to rely on such report or such report shall be accompanied by a reliance letter permitting each Initial Purchaser to rely on the report; and

(d) the Phase I Report, dated no later than 6 months prior to the Closing Date, and either each Initial Purchaser shall be permitted to rely on such report or such report shall be accompanied by a reliance letter permitting each Initial Purchaser to rely on the report.

Section 4.18 Debt Service Reserve Account. The Company shall have deposited (or shall substantially concurrently deposit from the proceeds of the Initial Notes) into the Debt Service Reserve Account an amount equal to the Debt Service Reserve Requirement or shall have delivered an Acceptable Letter of Credit in such amount to the Collateral Agent.

Section 4.19 Security.

(a) Valid and perfected first priority security interests (subject to Permitted Liens) in the Collateral shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties, in form and substance satisfactory to each such Initial Purchaser, acting reasonably and each such Initial Purchaser shall have received evidence of satisfactory arrangements for the filing or registration of all appropriate documents and payment of all related fees and expenses in accordance with Applicable Law necessary for the creation and perfection of the Liens intended to be created by the Security Documents, all in form and substance satisfactory to each such Initial Purchaser, acting reasonably.

(b) All Collateral that must be delivered to the Collateral Agent in order to, pursuant to Applicable Law, perfect the security interest therein as a first priority Lien (including, without limitation, any letters of credit, notes, bonds or certificated securities and the certificates evidencing all of the issued and outstanding Equity Interests in the Company pledged pursuant to the Security Documents, which certificates shall be accompanied by undated instruments of transfer duly executed in blank) shall have been delivered, or shall contemporaneously with the purchase and funding of the Initial Notes and repayment of the Existing Indebtedness be delivered, to the Collateral Agent.

(c) The Collateral Accounts required to be established as of the Closing Date shall have been established pursuant to the Collateral Agency Agreement.

Section 4.20 Permits. The Company and each of its Affiliates, as applicable, shall have (except as set forth on Part A of Schedule 4.20), all material Permits under existing rules of a Governmental Authority (including Environmental Laws) that are required to be obtained by or on behalf of the Company or any of its Affiliates, as applicable, for the ownership and operation of the Project (including the sale of electric energy, capacity and any applicable ancillary services therefrom) in all material respects as the Project is currently designed and contemplated to be owned and operated. Except as set forth on Part B of Schedule 4.20, (a) each material Permit (i) shall have been issued to or on behalf of the Company or the applicable Affiliate and (ii) shall not be subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or modifications, suspensions or revocations) or to any unsatisfied material condition, in either case, that would be reasonably expected to have a Material Adverse Effect and (b) all statutorily prescribed appeal periods with respect to the issuance of such material Permits shall have expired, except any such appeal periods that would not reasonably be expected to have a Material Adverse Effect and each of the Company and each of its applicable Affiliates is in material compliance with all such material Permits.

Section 4.21 KYC Information. Each Obligor shall have delivered to such Initial Purchaser, at least three (3) Business Days prior to the Closing Date, all such documentation and information requested by such Initial Purchaser that is necessary (including the names and addresses of each Obligor) for such Initial Purchaser to identify each Obligor in accordance with the requirements of the USA PATRIOT Act (including the “know your customer” and similar regulations thereunder) and other Anti-Money Laundering Laws, reasonably requested at least five (5) Business Days prior to the Closing Date.

Section 4.22 Real Estate. In connection with any real estate covered by the Mortgage, the Initial Purchasers shall have received:

(a) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy (or policies) or marked up unconditional binder for such insurance, in an aggregate amount of no less than $191,000,000, together with such endorsements and reinsurance as reasonably requested by the Initial Purchasers (each, a “Title Policy”), issued by Chicago Title Insurance Company (the “Initial Title Company”) or another title insurance company reasonably satisfactory to the Initial Purchasers) (collectively, the “Title Companies”), in each case in form and substance reasonably satisfactory to the Initial Purchasers as of the Closing Date. The Initial Purchasers shall have received evidence reasonably satisfactory to the Initial Purchasers that all premiums in respect of the Title Policy and all related expenses, if any, have been paid; and

(b) an affidavit stating that there have been no improvements or encroachments to the property since the date of the respective survey such that the existing survey is no longer accurate, substantially in the form of Schedule 4.22(b).

Section 4.23 Solvency Certificate. The Company shall have delivered to each such Initial Purchaser a solvency certificate from a Responsible Officer of the Company certifying that, after giving effect to the transactions contemplated hereunder, the Company is Solvent.

Section 4.24 Insurance. Each Initial Purchaser shall have received certificates of insurance evidencing that the insurance policies required to be maintained pursuant to Section 9.2 and the designation of the Collateral Agent as the loss payee or additional named insured, as the case may be, thereunder is in effect to the extent required by Section 9.2, such certificates to be in such form and contain such information as is specified in Section 9.2. In addition, the Company shall, in its Officer’s Certificate delivered pursuant to Section 4.3, set forth the insurance obtained by the Company in accordance with the requirements of Section 9.2 and state (a) that such insurance has been obtained and is in full force and effect, (b) that such insurance materially complies with Section 9.2 and (c) that all premiums then due and payable on all insurance required to be obtained by the Company have been paid.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Initial Purchaser as of the Closing Date:

Section 5.1 Organization, Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required by law in light of the business it conducts and the property that it owns, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes, and the other Financing Documents to which it is or is intended to be a party and to perform the provisions hereof and thereof and create the Liens intended to be created by the Security Documents.

Section 5.2 Authorization and Enforceability, Etc. This Agreement, the Notes and the other Financing Documents to which the Company is or is intended to be a party have been duly authorized by all necessary limited liability company action on the part of the Company, and each of such Financing Documents (other than the Notes) constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure. The Company, through its agent Barclays Capital Inc., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated March 2016 (the “Memorandum”), relating to the transactions contemplated hereby. This Agreement, the Memorandum, the financial statements furnished to the Purchasers pursuant to Section 4.16 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to the Closing Date in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that the Base Case Model (which has been prepared using assumptions believed by the Company in good faith to be reasonable at the time made, with no assurances as to actual outcome which may deviate materially from such forecast and projections) projections, forecasts or other forward-looking information or information of a general industry nature shall not be considered Disclosure Documents. Except as disclosed in the Disclosure Documents, since December 31, 2015, there has been no change in the financial condition, operations, business or properties of the Company, except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4 Ownership and Capitalization of the Company. As of the Closing Date,

(a) The Pledgor owns 100% of the Equity Interests of the Company.

(b) The Company has no Subsidiaries.

(c) The Company is not a limited partner in any general or limited partnership or a shareholder in any corporation or a joint venturer or a member in any limited liability company.

Section 5.5 Financial Statements. The unaudited balance sheet of the Company furnished to the Purchasers pursuant to Section 4.16 fairly presents in all material respects the financial condition of the Company as of the date thereof, in accordance with GAAP consistently applied throughout the periods involved (subject to the absence of footnotes).

Section 5.6 No Conflicts. The execution, delivery and performance by the Company of the Financing Documents to which it is or is intended to be a party and the consummation of the transactions contemplated thereby will not (a) contravene or result in any violation of the Company’s certificate of formation or the Company’s limited liability company agreement, (b) contravene, result in any breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement (including the Material Project Documents) or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected except where any such contravention, breach or default would not reasonably be expected to result in a Material Adverse

Effect, (c) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company, (d) violate in any material respect any Applicable Law or (e) result in the creation of any Lien (except Permitted Liens) in respect of any property of the Company under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement (including the Material Project Documents) or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected.

Section 5.7 Compliance with Laws and Agreements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not (a) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (b) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (c) in violation of any Applicable Law. No Default or Event of Default has occurred and is continuing.

Section 5.8 Governmental Authorizations, Etc.

(a) As of the Closing Date, the Company and each of its Affiliates, as applicable, have (except as set forth on Part A of Schedule 4.20), all material Permits under existing rules of a Governmental Authority (including Environmental Laws) that are required to be obtained by or on behalf of the Company and each of its Affiliates, as applicable, for the ownership and operation of the Project (including the sale of electric energy, capacity and any applicable ancillary services therefrom) as the Project is currently designed and contemplated to be owned and operated. As of the Closing Date, except as set forth on Part B of Schedule 4.20, (i) each such material Permit (A) has been issued to or on behalf of the Company or the applicable Affiliate and (B) is not subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or modifications, suspensions or revocations) or to any unsatisfied material condition that would be reasonably expected to have a Material Adverse Effect and (ii) all statutorily prescribed appeal periods with respect to the issuance of such material Permits have expired, except any such appeal periods that would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, each of the Company and each of its Affiliates, as applicable, is in material compliance with all such material Permits.

(b) On the Closing Date, the Company: (i) is subject to regulation under the FPA as a “public utility”; (ii) has been authorized by FERC to make sales of energy, capacity and, to the extent applicable, ancillary services at market-based rates pursuant to Section 205 of the FPA or is otherwise authorized by the appropriate Governmental Authorities to make such sales; and (iii) has been granted blanket authorization by FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA or is otherwise authorized by the appropriate Governmental Authorities to issue securities and assume liabilities. The Company is in compliance with all applicable public utility regulations by any applicable Governmental Authority under any state law. The Company is an exempt wholesale generator pursuant to PUHCA.

Section 5.9 Litigation. Except as set forth on Schedule 5.9, there are no actions, suits, investigations or proceedings pending or, to the actual knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10 Taxes. The Company has filed all Tax returns that are required to have been filed in any jurisdiction, and has paid all Taxes shown to be due and payable on such returns and all other Taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes and assessments (i) the amount of which, individually or in the aggregate, is not material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The Company is not aware of any basis for any other Tax or assessment on the Company that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11 Title to Property and Liens. The Company has title in fee simple to, a valid leasehold interest in, or other necessary, appropriate or adequate right to use, all its material real property, and good title to, or a valid leasehold interest in or other necessary, appropriate or adequate right to use, all its other material property, in each case free and clear of all Liens other than Permitted Liens.

Section 5.12 Compliance with ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and during such five-year period, there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan and no Lien in favor of the PBGC with respect to Plan or in favor of a Plan has arisen. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (b) each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (c) no termination of a Single Employer Plan has occurred and the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (d) neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (e) no Multiemployer Plan is in reorganization or insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; and (f) neither the Company nor any Commonly Controlled Entity is or would reasonably be expected to be subject to any liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA maintained, sponsored or contributed to by the Company or any Commonly Controlled Entity.

Section 5.13 Private Offering by the Company. Neither the Company nor anyone acting on the Company’s behalf has offered the Initial Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 25 other Institutional Investors, each of which has been offered the Initial Notes at a private sale for investment. Neither the Company nor anyone acting on the Company’s behalf has taken, or will take, any action that would subject the issuance or sale of the Initial Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Initial Notes as set forth in Section 9.8. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute any of the value of the assets of the Company and the Company does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15 Existing Indebtedness; Liens. The Company (a) does not have outstanding any Indebtedness other than (i) Permitted Indebtedness and (ii) Existing Indebtedness which will be repaid at Closing as provided in Section 4.13 and (b) has not agreed or consented to cause or permitted any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness, in each case other than Permitted Liens.

Section 5.16 Foreign Assets Control Regulations, Etc.

(a) No Obligor is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”), or (ii) otherwise the subject or target of United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i) or (ii), a “U.S. Blocked Person”). No Obligor has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any U.S. Blocked Person. No Obligor will use, directly or indirectly, any part of the proceeds from the sale of the Notes hereunder, in connection with any investment in, or any transactions or dealings with, any U.S. Blocked Person or otherwise in violation of U.S. Economic Sanctions.

(c) No Obligor (i) has been found in violation of, or charged with or convicted of money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), (ii) has been found in violation of, or charged with or convicted of a violation of any U.S. Economic Sanctions, (iii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (v) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure it and the Pledgor are and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (i) No Obligor (A) has been charged with, or convicted of bribery or any other corruption-related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (B) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (C) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (D) has violated, or has been or is the target of any sanctions imposed by the United Nations or the European Union;

(ii) To the Company’s actual knowledge after making due inquiry, no Obligor has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (A) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (B) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (C) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(iii) The Company will not use, directly or indirectly, any part of the proceeds from the sale of the Notes hereunder for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Obligor is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Section 5.17 Status under Certain Statutes. The Company is not required to register as an “investment company” under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder, or subject to regulation under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder.

Section 5.18 Environmental Matters. Except as otherwise set forth in Schedule 5.18 hereto or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the Company (collectively, the “Properties”) do not contain, and, to the actual knowledge of the Company, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law;

(b) the Company has not received or is not aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Company (the “Business”), nor does the Company have actual knowledge that any such written notice is being threatened;

(c) to the actual knowledge of the Company, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the actual knowledge of the Company, threatened in writing, under any Environmental Law to which the Company is named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) to the actual knowledge of the Company, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from the operations of the Company in connection with the Properties or otherwise in connection with the Business, in violation of Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no contamination at, under or about the Properties in violation of any Environmental Law or that would otherwise result in costs or liabilities to the Company; and

(g) the Company has not assumed pursuant to a written contract or otherwise any liability of any other Person under Environmental Laws.

Section 5.19 Ranking. When the Initial Notes are issued and delivered against payment therefor in accordance with the terms of this Agreement, the Initial Notes, and the obligations evidenced thereby, rank and at all times will rank in right of payment pari passu without any preference among themselves and at least pari passu with all other unsubordinated Indebtedness of the Company, whether now existing or hereafter outstanding.

Section 5.20 Solvency. The Company is, and immediately after the consummation of the transactions to occur on the Closing Date and the issuance of the Initial Notes, will be, Solvent.

Section 5.21 Project Documents. Correct and complete copies of all Material Project Documents in effect on the Closing Date have been delivered to each Purchaser by the Company. Except as has been previously disclosed in writing to each Purchaser, as of the Closing Date, none of the Material Project Documents have been amended, modified or terminated in any material respect. As of the Closing Date, each of the Material Project Documents is in full force and effect and, to the Company’s actual knowledge, no material defaults have occurred and are continuing thereunder that would reasonably be expected to have a Material Adverse Effect.

Section 5.22 Security Documents. The provisions of the Security Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Collateral purported to be covered thereby. All necessary and appropriate recordings and filings have been made, or are being made concurrently herewith, in all necessary and appropriate public offices, and all other necessary and appropriate action has been, or is concurrently herewith being, taken, so that such security interests in and Liens on the Collateral granted thereby that may be perfected by such aforementioned filings or recordings shall be perfected on all right, title, estate and interest of the Obligors in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens. All other necessary and appropriate action has been taken, or will be taken concurrently herewith, including delivery to the Collateral Agent of the certificates evidencing all of the issued and outstanding Equity Interests of the Company, so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of the Obligors in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens.

ARTICLE 6

REPRESENTATIONS OF THE PURCHASERS

Section 6.1 Purchase for Investment; Status as an Accredited Investor; Investor Knowledge and Sophistication. Each Initial Purchaser severally represents that (a) it is purchasing the Initial Notes for its own account or for one or more separate accounts maintained by such Initial Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Initial Purchaser’s or their property shall at all times be within such Initial Purchaser’s or their control, (b) it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), (c) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Initial Notes, (d) it and any accounts for which it is acting are each able to bear the economic risk of its investments and (e) it has received adequate information concerning the Company and the Initial Notes to make an informed investment decision with respect to the purchase of the Initial Notes. Each Initial Purchaser understands that the Initial Notes have not been, and will not be, registered under the Securities Act (and that the Company is not required to register the Initial Notes) and may be resold only (x) if registered pursuant to the provisions of the Securities Act, (y) if an exemption from registration is available or (z) if resold under circumstances where neither such registration nor such exemption is required by law, and that the Company is not required to register the Initial Notes.

Section 6.2 Source of Funds. Each Initial Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Initial Purchaser to pay the purchase price of the Initial Notes to be purchased by such Initial Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Initial Purchaser’s state of domicile;

(b) the Source is a separate account that is maintained solely in connection with such Initial Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account;

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Initial Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e);

(f) the Source is a governmental plan;

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

ARTICLE 7

INFORMATION AS TO THE COMPANY

Section 7.1 Financial and Business Information. The Company shall deliver or cause to be delivered to each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements. Within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Company (beginning with the fiscal quarter ending June 30, 2016 and other than the last quarterly fiscal period of each such fiscal year), copies of,

(i) an unaudited balance sheet of the Company as at the end of such quarter; and

(ii) unaudited statements of income and cash flows, of the Company for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

and, commencing with each period ending on June 30, 2017, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Company as being fairly stated in all material respects, subject to changes resulting from year-end adjustments and the absence of footnotes;

(b) Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2016), copies of,

(i) a balance sheet of the Company, as at the end of such year; and

(ii) statements of income and cash flows of the Company for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein), and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based, except as expressly resulting solely from an upcoming maturity date under the Notes that is scheduled to occur within one year from the time such opinion is delivered) of independent public accountants of recognized national standing (it being understood that each of (A) Deloitte & Touche, (B) Ernst & Young, (C) KPMG and (D) PricewaterhouseCoopers meet the requirements for purposes of this Section 7.1(b)), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) Notice of Default or Event of Default. Promptly, and in any event within five (5) Business Days after a Responsible Officer obtains actual knowledge of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(d) ERISA Matters. Promptly, and in any event within thirty (30) days after a Responsible Officer obtains actual knowledge of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any Reportable Event for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) the imposition of any Lien on any of the rights, properties or assets of the Company pursuant to Title I or IV of ERISA or any withdrawal from, or the termination, reorganization or insolvency of, any Multiemployer Plan, if such Lien, taken together with any other such Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv) promptly following any request therefor, copies of (A) any documents described in Section 101(k) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (B) any notices described in Section 101(l) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided, that if the Company or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Company or the Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(e) Notices from Governmental Authority. Promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Company from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(f) Resignation or Replacement of Auditors. Within ten (10) Business Days following the date on which the auditors of the Company resign or the Company elects to change auditors, as the case may be, notification thereof;

(g) Material Events. Promptly, and in any event within ten (10) Business Days after a Responsible Officer obtains actual knowledge thereof, notification of: (A) the occurrence of any Casualty Event or Event of Eminent Domain with respect to the properties of the Company in excess of $10,000,000 in value in the aggregate, (B) any litigation or similar proceeding (including any Environmental Claim) affecting the Company or its properties that has resulted in or would reasonably be expected to have a Material Adverse Effect, (C) the termination or revocation of any material Permit to the extent it has or would reasonably be expected to have a Material Adverse Effect, or (D) the occurrence of any other event that would reasonably be expected to have a Material Adverse Effect;

(h) Material Agreements. Promptly, and in any event not later than ten (10) Business Days after the Company receives notice or gives notice, as the case may be, or a Responsible Officer obtains actual knowledge, thereof, (i) notification of any termination or expiration (other than by its terms), or notice of event of default under, any Material Project Document, (ii) copies of any material written amendments or modifications to any Material Project Document, (iii) copies of any Material Project Documents entered into by the Company after the Closing Date, and (iv) any claim of force majeure under any Material Project Document which exists for more than thirty (30) days;

(i) Insurance. Within one hundred twenty (120) days after the end of each fiscal year of the Company, evidence that insurance complying with the requirements of Section 9.2 has been obtained and is in full force and effect and all premiums due thereon have been paid in full;

(j) Operation Report. No later than 60 days after the end of each calendar quarter a reasonably detailed operating report substantially in the form of Exhibit C for the previous calendar quarter, which shall include reasonably detailed information with respect to the Project including a quarterly and year-to-date line item comparison of actual operating and financial results to the current budget; and

(k) Requested Information. With reasonable promptness, such other data and information relating to the business, operations, financial condition, assets or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Financing Documents to which it is a party as from time to time may be reasonably requested by any Holder.

(l) Electronic Delivery. Financial statements, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Section 7.1(a) or (b) shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(i) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note by e-mail; or

(ii) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access and the ability to download and print such items;

provided however, that in the case of clause (ii), the Company shall have given each Holder prior written notice, which may be by e-mail or in accordance with Article 18, of such posting in connection with each delivery, provided, further, that upon request of any Holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such Holder.

Section 7.2 Officer’s Certificates. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by an Officer’s Certificate executed by a Senior Financial Officer setting forth a statement that, to such Senior Financial Officer’s actual knowledge after due inquiry, such Senior Financial Officer has obtained no actual knowledge of any Default or an Event of Default or, if any such Default or Event of Default exists, specifying the nature and period of existence thereof. In the event that the Company has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election.

Section 7.3 Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company to discuss the finances and accounts of the Company with the Company’ officers, and (with the consent of the Company, which consent will not be unreasonably delayed or withheld) to visit the other offices and properties of the Company, not more than once each calendar year during normal business hours; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the finances and accounts of the Company with the Company’s officers and independent public accountants (and by this provision Company authorizes said accountants to discuss the affairs, finances and accounts of the Company), all at such times and as often as may be reasonably requested.

ARTICLE 8

PAYMENT OF THE NOTES

Section 8.1 Payment; Maturity.

(a) The entire unpaid principal balance of the Notes shall be due and paid at par and without payment of the Make-Whole Amount, or any premium, on the respective stated Maturity Dates thereof.

(b) The Company shall prepay the portion of the aggregate principal amount of the Initial Notes then outstanding on the dates and in the installment amounts set forth on Schedule 8.1 (or such lesser principal amount as shall then be outstanding) at par and without payment of the Make-Whole Amount, or any premium. Any Additional Senior Notes shall be payable in accordance with the terms of the applicable Supplement.

(c) Each partial prepayment of the Notes (i) pursuant to Section 8.2 shall be applied to prepay the outstanding installments of principal of the Initial Notes set forth on Schedule 8.1, and any installments of principal of any Additional Senior Notes, in order of maturity, and (ii) pursuant to Section 8.5(a) shall be applied to prepay the outstanding installments of principal of the Initial Notes set forth on Schedule 8.1 that have elected to be redeemed, and any installments of principal of any Additional Senior Notes that have elected to be redeemed, in order of maturity.

(d) Interest on each Note shall be paid in accordance with the terms thereof.

Section 8.2 Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any one or more Series, in an amount not less than $5,000,000 or a whole multiple of $500,000 in excess thereof, or if less, the entire principal amount thereof then outstanding, at 100% of the principal amount so prepaid, together with unpaid interest accrued thereon to the date of such prepayment, and, if such prepayment occurs on or prior to the date that is one-hundred twenty (120) days prior to the Maturity Date for such Series of Notes, the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than twenty (20) days and not more than sixty (60) days prior to the date fixed for such prepayment (unless the Company and the Required Holders agree to another time period). Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by an Officer’s Certificate as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes an Officer’s Certificate specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated pro rata among all the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Notes of such Series not theretofore called for prepayment.

Section 8.4 Maturity; Surrender, Etc. In the case of each optional prepayment of Notes pursuant to Section 8.2, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5 Mandatory Offers to Prepay.

(a) Mandatory Prepayment Offer Events.

(i) Compensation Payments. If the Company receives Net Cash Proceeds in excess of $5,000,000 in respect of any Casualty Event or any Event of Eminent Domain, within ten (10) Business Days after receipt thereof, the Company shall make an offer to all holders of the Notes, and, any other Secured Pari Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of all such Net Cash Proceeds, to prepay a portion of the Notes and such other Secured Pari Indebtedness that may be prepaid out of such Net Cash Proceeds remaining following the reinvestment of such Net Cash Proceeds as provided for below (including application towards restoration or repair of the Project or replacement of lost property), at a price in cash equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Purchase Date; provided that such Net Cash Proceeds (or the applicable portion of such Net Cash Proceeds) shall be excluded from the requirements of this clause (i) if (x) in good faith the Company intends to reinvest (or commits to reinvest) all or any portion of such Net Cash Proceeds in assets useful for their business (including by any restoration or repair work in respect of properties affected by the Casualty Event or Event of Eminent Domain or an acquisition of replacement property) within three hundred sixty (360) days following receipt of such Net Cash Proceeds, and the Company so reinvests such Net Cash Proceeds within such period or (y) if the Company enters into a legally binding commitment to reinvest such Net Cash Proceeds within three hundred sixty (360) days following receipt thereof, and the Company so reinvests such Net Cash Proceeds within one hundred eighty (180) days following such three hundred sixty (360) day period; provided, further, that a Responsible Officer of the Company shall certify to the holders of Notes such good faith intention to reinvest (or commit to reinvest) all or any portion of such Net Cash Proceeds within ten (10) Business Days after receipt thereof. The amount of the Notes subject to an Offer to Prepay pursuant to this Section 8.5(a)(i) shall be equal to the product of (A) a fraction, (1) the numerator of which shall be the aggregate outstanding principal amount of the Notes and (2) the denominator of which shall be the aggregate outstanding principal amount of all Secured Pari Indebtedness that require or have accepted an offer of such a prepayment and (B) the amount of Net Cash Proceeds. To the extent that the aggregate amount of Notes and any other Secured Pari Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds tendered pursuant to an Offer to Prepay is less than the amount of such Net Cash Proceeds, the Company may use any remaining Net Cash Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.5(a)(i).

(ii) Asset Disposition Payments. If the Company receives Net Cash Proceeds in excess of $5,000,000 in respect of a transaction referred to in Section 10.6(b) in respect of the Kinzua Facilities Agreement, within ten (10) Business Days after receipt thereof, the Company shall make an offer to all holders of the Notes, and, any other Secured Pari Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of all such Net Cash Proceeds, to prepay a portion of the Notes and such other Secured Pari Indebtedness that may be prepaid out of such Net Cash Proceeds, at a price in cash equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the applicable Purchase Date. The amount of the Notes subject to an Offer to Prepay pursuant to this Section 8.5(a)(ii) shall be equal to the product of (A) a fraction, (1) the numerator of which shall be the aggregate outstanding principal amount of the Notes and (2) the denominator of which shall be the aggregate outstanding principal amount of all Secured Pari Indebtedness that require or have accepted an offer of such a prepayment and (B) the amount of Net Cash Proceeds. To the extent that the aggregate amount of Notes and any other Secured Pari Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds tendered pursuant to an Offer to Prepay is less than the amount of such Net Cash Proceeds, the Company may use any remaining Net Cash Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.5(a)(ii).

(b) Procedures for Offers to Prepay. Any offer to prepay the Notes pursuant to Section 8.5(a) (each, an “Offer to Prepay”) shall be made as set forth in this Section 8.5(b).

(i) On the date (the “Offer Date”) specified in Section 8.5(a)(i) and (a)(ii), as applicable, the Company shall make an Offer to Prepay, which shall remain open for a period of at least twenty (20) days following its commencement (the “Offer Period”), by sending a notice to each holder of Notes in accordance with Article 18 which notice shall contain all instructions and forms necessary to enable each holder of Notes to accept the Offer to Prepay with respect to its Notes and, if applicable, to tender its Notes with respect to such Offer to Prepay, it being understood that each holder shall have the right to accept the Offer to Prepay prior to the expiration of the applicable Offer Period. Such notice, which shall govern the terms of the Offer to Prepay, shall describe the events or circumstances giving rise to such Offer to Prepay, and shall state that such Offer to Prepay is being made pursuant to this Section 8.5(b) and shall state:

(1) if applicable, the aggregate amount being offered by the Company to prepay the Notes and to pay unpaid accrued interest on the principal amount of the Notes and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment to be made pursuant to such Offer to Prepay;

(2) the date (the “Purchase Date”), which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the Offer Date, the Company shall repay the Notes validly tendered for prepayment pursuant to this Section 8.5(b);

(3) that during the Offer Period, each holder of Notes has the right to accept or decline such Offer to Prepay as to its pro rata share thereof (such pro rata share to be determined by multiplying the aggregate amount of such Offer to Prepay by a fraction, the numerator of which is the aggregate principal amount of the Notes owing to such holder on the Offer Date and the denominator of which is the aggregate principal amount of all outstanding Notes and any other Senior Indebtedness permitted under Section 10.5 that has a substantially similar provision requiring repayment as of the Offer Date);

(4) that any Note not tendered by the relevant holder for prepayment shall continue to accrue interest;

(5) that, unless the Company defaults in making such payment, the Notes tendered for payment pursuant to the Offer to Prepay shall cease to accrue interest after the Purchase Date;

(6) that any holder of Notes electing (x) to accept its pro rata share (as determined in accordance with clause (3) above) of the proposed prepayment shall provide a notice of acceptance, (y) to accept less than its pro rata share (as determined in accordance with clause (3) above) of the proposed prepayment shall provide a notice of acceptance, which shall include the amount of Notes to be prepaid, or (z) not to have its Notes (or any portion thereof) prepaid shall provide a notice of rejection, in each case within twenty (20) days after receipt by such holder of the Offer to Prepay, and that failure of any holder of Notes to so provide such notice of acceptance or notice of rejection within such twenty (20) days shall be deemed to be a rejection by such holder of its pro rata share (as determined in accordance with clause (3) above) of such Offer to Prepay;

(7) that holders electing to have any Notes purchased in full (to the extent cash is available therefor) pursuant to an Offer to Prepay will be required to surrender such Notes within ten (10) Business Days after purchase; and

(8) the private placement number, if any, printed on such Notes.

(ii) The Company shall, at least two (2) Business Days prior to the Purchase Date, deliver to each holder of the Notes being prepaid an Officer’s Certificate confirming the principal amount of each Note held by such holder to be prepaid, and the interest to be paid to such holder on the Purchase Date.

(iii) On the Purchase Date, the Company shall, (A) to the extent lawful, accept for payment the Notes or portions thereof tendered for repayment pursuant to the related Offer to Prepay and (B) pay to each applicable holder an amount equal to the payment required in respect of such holder’s Notes or portions thereof so tendered. The Company shall on the Purchase Date pay to each tendering holder of Notes the amount due pursuant to Section 8.5(a) with respect to such Notes tendered by such holder. On the Purchase Date, all Notes purchased or repaid by the Company shall be delivered to the Company for cancellation.

(iv) If the Company complies with the provisions of the preceding clause, on and after the Purchase Date interest shall cease to accrue on the Notes or the portions thereof repurchased or repaid. If any holder of Notes accepts an Offer to Prepay pursuant to Section 8.5(a) and such acceptance is not rescinded but the Company does not repurchase or repay such Note, interest shall be paid on the unpaid principal, from the Purchase Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

(c) Notwithstanding anything in this Section 8.5 to the contrary, in the event that the terms of any other Secured Pari Indebtedness require the prepayment (or cash collateralization) thereof in the circumstances requiring an Offer to Prepay pursuant to Section 8.5(a), the amount of such other Secured Pari Indebtedness required to be prepaid or cash collateralized shall be deemed to be tendered in full pursuant to such Offer to Prepay, and the amount or proceeds required to be applied to prepayment pursuant to Section 8.5(a) shall be applied ratably to the prepayment (or cash collateralization) of such other Senior Indebtedness and to the Notes tendered pursuant to such Offer to Prepay, together with accrued interest thereon, as applicable.

Section 8.6 Mandatory Offer to Prepay for Change in Control(i) .

(a) Promptly, and in any event within five (5) Business Days after the date upon which a Change in Control has occurred, or at the Company’s option, prior to the consummation of a transaction giving rise to such Change in Control but after the public announcement of such transaction, in either case unless the Company has previously or concurrently elected to prepay all of the Notes pursuant to Section 8.2, the Company shall make an offer (the date of such offer, the “CIC Offer Date”) to prepay all (but not less than all) of the Notes of each holder, at a price in cash equal to 100% of the outstanding principal amount thereof, together with unpaid interest accrued thereon, if any, to, but not including, the CIC Purchase Date. An offer to prepay in connection with a Change in Control may be made in advance of a Change in Control, conditional upon such Change in Control, if a definitive agreement is in place for the Change in Control at the time of the making of such offer to prepay. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.6(a).

(b) Any offer to prepay the Notes pursuant to Section 8.6(a) shall be made as set forth in this Section 8.6(b).

(i) On the CIC Offer Date, the Company shall make an offer to prepay, which shall remain open for a period of at least twenty (20) days following its commencement (the “CIC Offer Period”), by sending a notice to each holder of Notes in accordance with Article 18 which notice shall contain all instructions and forms necessary to enable each holder of Notes to accept the offer to prepay with respect to its Notes and, if applicable, to tender its Notes with respect to such offer to prepay, it being understood that each holder shall have the right to accept the offer to prepay prior to the expiration of the applicable CIC Offer Period. Such notice, which shall govern the terms of the offer to prepay, shall describe the Change in Control giving rise to such offer to prepay, and shall state that such Offer to Prepay is being made pursuant to this Section 8.6(b) and shall state:

(1) the date (the “CIC Purchase Date”, which date may be adjusted in accordance with Section 8.6(b)(vi) below), which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the CIC Offer Date, the Company proposes to repay the Notes validly tendered for prepayment pursuant to this Section 8.6(b);

(2) that during the CIC Offer Period, each holder of Notes has the right to accept or decline such offer to prepay;

(3) that any holder of Notes electing (x) to have its Notes prepaid in full shall provide a notice of acceptance or (y) not to have its Notes (or any portion thereof) prepaid shall provide a notice of rejection, in each case within twenty (20) days after receipt by such holder of the offer to prepay, and that failure of any holder of Notes to so provide such notice of acceptance or notice of rejection within such twenty (20) days shall be deemed to be a rejection by such holder of such offer to prepay;

(4) that all holders will be required to surrender any Notes to be prepaid within ten (10) Business Days after purchase;

(5) that the offer is conditional on a Change in Control occurring under a definitive agreement that has been entered into and shall only occur if such Change in Control occurs; and

(6) the private placement number, if any, printed on such Notes.

(ii) The Company shall tabulate the total aggregate outstanding principal amount of Notes tendered for prepayment. In the event that 50% or less of the aggregate outstanding principal amount of all Notes are tendered for prepayment within the CIC Offer Period, then each holder of Notes shall have been deemed to have rejected the offer to prepay (regardless of whether such holder has sent a notice of acceptance) and all Notes shall remain outstanding and shall continue to accrue interest. In the event that greater than 50% of the aggregate outstanding principal amount of all Notes are tendered for prepayment within the CIC Offer Period, then each holder of Notes shall have been deemed to have accepted the offer to prepay for the full amount of its Notes outstanding and, subject to the satisfaction of the condition that the Change in Control occurs (if applicable), tendered all such Notes for prepayment and, unless the Company defaults in making such payment or such offer does not become unconditional, all Notes shall cease to accrue interest after the CIC Purchase Date. Notwithstanding anything herein to the contrary, no Notes held by the Company or any Affiliate of the Company shall be included in any determination of whether or not the 50% threshold is reached or not. The Company shall, within two (2) Business Days of making its determination under this clause (b)(ii), notify each holder pursuant to Article 18 of whether the prepayment will or will not be made to all holders on all Notes, subject to the satisfaction of the condition that the Change in Control occurs, if applicable.

(iii) To the extent that the Notes are to be prepaid in accordance with this Section 8.6 at least two (2) Business Days prior to the CIC Purchase Date, the Company shall confirm the offer as unconditional or conditioned only upon the occurrence of the Change in Control and deliver to each holder of the Notes, an Officer’s Certificate confirming the principal amount of each Note held by such holder to be prepaid, and the interest to be paid to such holder on the CIC Purchase Date.

(iv) On the CIC Purchase Date, the Company shall, to the extent the Notes are to be prepaid pursuant to this Section 8.6: (A) to the extent lawful, accept for payment all of the Notes and (B) pay to each applicable holder an amount equal to the payment required in respect of such holder’s Notes. On, or promptly following, the CIC Purchase Date, all Notes purchased or repaid by the Company shall be delivered to the Company for cancellation.

(v) If the offer is unconditional and the Company complies with the provisions of the preceding clause (iv), on and after the CIC Purchase Date interest shall cease to accrue on the Notes. If the Notes are to be prepaid in accordance with this Section 8.6 and the Company does not repurchase or repay such Note, interest shall be paid on the unpaid principal, from the CIC Purchase Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

(vi) The Company may postpone the CIC Purchase Date, to a date that is no later than sixty (60) days from the CIC Offer Date, at any time by notice to each holder pursuant to Article 18 where such notice is given at least two (2) Business Days prior to the date which had been previously been notified to the holders of Notes as the CIC Purchase Date.

Section 8.7 Mandatory Redemption of Notes for Project Disposition. If the Company consummates after the Closing Date a sale of all or substantially all of its assets as permitted by Section 10.2 and Section 10.6, then, concurrently with the consummation of such sale, unless the Company has previously or concurrently elected to prepay all of the Notes pursuant to Section 8.2, the Company shall prepay all (but not less than all) of the Notes of each holder, at a price in cash equal to 100% of the outstanding principal amount thereof, together with unpaid interest accrued thereon, if any, to, but not including, the date of repayment. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.7. The Company will give each holder of Notes written notice of each prepayment under this Section 8.7 not less than twenty (20) days and not more than sixty (60) days prior to the date proposed for such prepayment (unless the Company and the Required Holders agree to another time period). Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. The Company may rescind such notice of prepayment if the applicable sale transaction is not consummated and may postpone the prepayment date, to a date that is no later than sixty (60) days from date of such notice of prepayment, at any time by notice to each holder pursuant to Article 18 where such postponement notice is given at least two (2) Business Days prior to the date which had been previously been notified to the holders of Notes as the prepayment date.

Section 8.8 Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to a call for tenders given to all holders of the Notes by notice given in accordance with Section 18, which notice shall specify the purchase date (which shall not be earlier than fifteen (15) days after the giving of such notice), the purchase price and the place of payment thereof. Any such call for tenders shall provide that the terms and conditions for such purchase shall be the same for all Notes except to the extent that the respective purchase prices differ for different Series of Notes as a result of differences in interest rates or payment or

Maturity Dates. If an aggregate principal amount of the Notes is tendered which is greater than that offered to be purchased, such tendered Notes shall be purchased on a pro rata basis in the proportion, as nearly as practicable, which the principal amount of Notes tendered by each holder bears to the principal amount of Notes tendered by all holders of Notes and in order of maturity to all scheduled amortizations. The Company will promptly cancel all Notes acquired by the Company or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.9 Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Initial Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Initial Note, the principal of such Initial Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Initial Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Initial Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Initial Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Initial Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Initial Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Initial Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Initial Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Initial Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Initial Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

The term “Make-Whole Amount” means, with respect to any Additional Senior Notes, an amount calculated as set forth in the Supplement pursuant to which such Additional Senior Notes are issued

Section 8.10 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (a) subject to clause (b) of this Section, any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day, and (b) any payment of principal of or Make-Whole Amount on any Note (including principal due on any scheduled repayment date or the maturity date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

ARTICLE 9

AFFIRMATIVE COVENANTS

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1 Compliance with Laws. Without limiting Section 10.3, the Company will (a) comply with all Applicable Laws (including Environmental Laws, the USA PATRIOT Act and the other laws and regulations referred to in Section 5.16 hereto) except where such non-compliance would not reasonably be expected to result in a Material Adverse Effect and (b) maintain and, from time to time obtain and renew, all material Permits, as is or in the future shall be necessary for the ownership, operation and maintenance of the Project in accordance with the Transaction Documents and Applicable Laws except where the failure to maintain such Permits would not reasonably be expected to result in a Material Adverse Effect.

Section 9.2 Insurance. The Company will at all times, without cost to the Collateral Agent or any other Secured Party, maintain or cause to be maintained, insurance in accordance with, and comply with, the requirements set forth on Schedule 9.2 hereto.

Section 9.3 Maintenance of Properties. The Company will maintain and keep, or cause to be maintained and kept, its properties in good working order and condition (other than ordinary wear and tear), and operate and maintain the Project in all material respects in accordance with Prudent Industry Practices and Applicable Laws, except, in any such case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 9.4 Payment of Taxes; Fees. The Company will file all material tax returns required to be filed by it in any jurisdiction and to pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, levies or utility charges imposed on it or any of its properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent; provided that the Company will not be required to pay any such Tax, assessment, charge or levy to the extent that (x) the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therfor in accordance with GAAP on the books of the Company or (y) the nonpayment of such Taxes, assessments, charges and levies, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 9.5 Legal Existence, Conduct of Business, Payment of Obligations, Etc. Subject to Section 10.2, the Company will at all times (a) preserve and keep in full force and effect its legal existence as a Delaware limited liability company, (b) maintain all material rights, privileges and franchises necessary in the normal conduct of its business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (c) pay all of its material obligations, howsoever arising, as and when due and payable, except (i) such as may be contested in good faith or as to which a bona fide dispute may exist or (ii) where the failure to pay such obligations would not reasonably be expected to have a Material Adverse Effect.

Section 9.6 Books and Records. The Company will maintain proper books of record and account in conformity with GAAP and otherwise in all material respects in compliance with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company. The Company has devised a system of internal accounting controls sufficient to provide reasonable assurances that its books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will continue to maintain such system.

Section 9.7 Continued Perfection of Security Interests.

(a) With respect to any property acquired after the Closing Date by the Company (other than (x) any property described in paragraph (b) below), (y) any property constituting Excluded Assets and (z) any property subject to a Lien expressly permitted by Section 10.4 as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien) promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or such other documents as the Required Holders or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the entering into of account control agreements, delivery of Collateral that can be perfected by possession and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Collateral Agent; provided, that the actions contemplated by clause (ii) shall not be required in respect of any such property if perfection of the security interest in such property requires more than the entering into of account control agreements and the filing of Uniform Commercial Code financing statements or delivery of Collateral that can be perfected by possession unless the value of such property, individually or in the aggregate, is equal to $1,000,000 or more.

(b) With respect to any fee interest in any real property (together with improvements thereof) that has a value, in the reasonable opinion of the Company, in excess of $1,000,000 acquired after the Closing Date by the Company (other than (x) property constituting Excluded Assets, (y) property subject to the Mortgage delivered on the Closing Date and (z) any such real property subject to a Lien expressly permitted by paragraph (f)(ii) of the definition of Permitted Lien), promptly (i) execute and deliver a first priority mortgage or deed of trust, as applicable (or amendments to existing Mortgages) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, and (ii) if reasonably requested by the Required Holders or the Collateral Agent, provide the Secured Parties with title insurance, surveys, consents, estoppels (if applicable) and legal opinions in form and scope substantially consistent with the corresponding documentation delivered on the Closing Date.

Section 9.8 Use of Proceeds. The Company will apply the proceeds of the sale of the Initial Notes solely (a) to repay the Existing Indebtedness and any other obligations under the Existing Financing Agreement, (b) to pay transaction fees and expenses incurred in connection with the Closing and the other transactions occurring on the Closing Date, (c) to fund on the Closing Date the Debt Service Reserve Requirement (except to the extent satisfied through the issuance of an Acceptable Letter of Credit), (d) to make Restricted Payments as permitted under Section 10.8 and (e) for any other general corporate purpose of the Company.

Section 9.9 Ratings. The Company shall use commercially reasonable efforts to maintain a rating (but not any particular rating) from a Rating Agency in respect of the Notes.

Section 9.10 Separateness. The Company will act as, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Company or any constituent party of the Company), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number, separate stationery, separate bank accounts, invoices and checks bearing its own name and shall otherwise comply with the provisions of Schedule 9.10.

Section 9.11 Compliance with Material Project Documents. The Company shall duly and punctually perform and observe its covenants and obligations, and preserve, protect and defend its rights, under all Material Project Documents except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.12 Annual Operating Budget. Not later than sixty (60) days after the end of each fiscal year of the Company, the Company shall prepare and deliver (or cause to be prepared and delivered) to the holders of the Notes a final annual operating budget (each, an “Annual Operating Budget”) for the ensuing fiscal year, and each such Annual Operating Budget shall: (a) be substantially in the form of Schedule 9.12 attached hereto, (b) be prepared on a substantially similar basis to the immediately preceding Annual Operating Budget, and consistent with the methodology set forth in the Base Case Model, and (c) include the same general categories of revenue and cost, including all operating and maintenance costs, debt service, insurance premiums and other costs, charges and liabilities payable by the Company.

Section 9.13 Energy Regulation. The Company will take or cause to be taken all necessary or appropriate actions so that it (a) will be authorized by FERC to sell at wholesale electric energy, capacity and, to the extent applicable, ancillary services at market-based rates with all waivers of regulations and blanket authorizations as are customarily granted by FERC to entities authorized to sell electricity at wholesale at market-based rates, in each case to the extent such authorization is required for the Company to sell electricity at wholesale at market-based rates in accordance with all Applicable Law and (b) maintains EWG status pursuant to PUHCA.

Section 9.14 Existing Consents. The Company shall use commercially reasonable efforts for sixty (60) days after the Closing to obtain a duly executed acknowledgment from each counterparty to the Existing Consent agreeing that The Bank of New York Mellon, as Collateral Agent, is a permitted successor in interest for all purposes to the rights and obligations of The Bank of New York Mellon, in its capacity as collateral agent, under the Existing Consent.

ARTICLE 10

NEGATIVE COVENANTS

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1 Transactions with Affiliates. The Company will not enter into any transaction or group of related transactions (including, without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except on terms no less favorable to the Company than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Company may make the payments permitted by Section 10.8.

Section 10.2 Prohibition on Fundamental Changes; Line of Business.

(a) The Company will not (i) enter into any transaction of merger or consolidation, change its form or jurisdiction of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution), (ii) dispose of all or substantially all of its assets in a single transaction or series of related transactions, without, in the case of this clause (ii) concurrently prepaying the Notes pursuant to Section 8.7, or (iii) discontinue its business.

(b) The Company shall not form any Subsidiaries or purchase or otherwise acquire all or substantially all of the assets or any class of stock or ownership interest of any other Person or become a general or limited partner in any partnership, a joint venturer in any joint venture or a member in any limited liability company.

(c) The Company will not engage in any business other than the ownership, operation, maintenance, use (including the generation, sale and transmission of electric energy), and financing of the Project and activities reasonably related thereto or reasonable extensions thereof.

Section 10.3 Terrorism Sanctions Regulations. The Company shall not, nor shall it suffer or permit the Pledgor, to (a) become (including by virtue of being owned or controlled by a U.S. Blocked Person), own or control a U.S. Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, (b) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) engage in any activity that would subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Section 10.4 Liens. The Company shall not create, incur or assume any Lien on or with respect to any of its property or its assets (including any Collateral), whether now owned or held or hereafter acquired, except for Permitted Liens.

Section 10.5 Indebtedness. The Company shall not create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except the following (collectively, “Permitted Indebtedness”):

(a) Indebtedness incurred in respect of the Initial Notes;

(b) Indebtedness incurred by the Company under a credit agreement, revolving loan, note purchase agreement, supplement or similar document with one or more banks or institutional lenders not an Affiliate of the Company, which satisfies the following: (i) such Indebtedness at any one time outstanding does not exceed $10,000,000, (ii) no Default or Event of Default then exists or would exist after giving effect to such Indebtedness and (iii) such Indebtedness is secured on a pari passu basis with the Collateral pursuant to the terms of the Collateral Agency Agreement which the lender(s) or an agent on their behalf has acceded to;

(c) unsecured Indebtedness of the Company (other than Intercompany Indebtedness) in an aggregate principal amount at any one time outstanding not to exceed $5,000,000;

(d) Purchase Money Indebtedness (including Capital Lease Obligations); provided, that the aggregate principal amount and the capitalized portion of such obligations do not at any one time exceed $10,000,000 in the aggregate at any one time outstanding;

(e) unsecured Indebtedness of the Company in an aggregate outstanding principal amount not to exceed $15,000,000 owing to any Affiliate of the Company so long as such Indebtedness is subordinated in right of payment to the Notes in accordance with the Terms of Subordination (“Intercompany Indebtedness”);

(f) Permitted Refinancing Indebtedness to refinance all or any portion of any Indebtedness permitted under this Section; provided that the amount of any such Permitted Refinancing Indebtedness shall be deemed outstanding as the same type of Indebtedness being refinanced for purposes of determining the capacity of the Company to create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness (to the extent such capacity is limited hereunder);

(g) any other Indebtedness incurred by the Company which Indebtedness satisfies the Incurrence Conditions;

(h) Indebtedness listed on Schedule 10.5(h); and

(i) Performance Guarantees supporting the Project; provided, that the terms of any such Performance Guarantee shall be generally consistent with past practice of the Company and its Affiliates and in no event shall any such Performance Guarantee be secured by Collateral;

(j) Indebtedness under any Permitted Commodity Hedge and Power Sales Agreement or other Swap Agreement entered into in accordance with Section 10.13;

(k) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business and not in connection with Indebtedness for Borrowed Money;

(l) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Swap Agreements;

(m) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 10.5, the Company may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one subsection. For the avoidance of doubt, any Indebtedness permitted to be incurred by the Company, as the case may be, under a specific subsection of this Section 10.5 and any Guarantee in respect of such Indebtedness which is also permitted to be incurred by the Company, as the case may be, under the same subsection of this Section 10.5 shall not count as two separate amounts of Indebtedness for purposes of calculating compliance with the limitations set forth in such subsection.

Section 10.6 Sale of Assets. The Company will not enter into any Asset Disposition other than (a) in connection with the disposal of all or substantially all of its assets as permitted under Section 10.2(a)(ii) or (b) the assignment, sale, termination, unwinding or other monetization of the Kinzua Facilities Agreement, provided the Company makes an offer to prepay the Notes to the extent required under Section 8.5(a)(ii).

Section 10.7 Investments. The Company will not make or hold any Investment, except:

(a) extensions of trade credit in the ordinary course of business;

(b) any Investment in, or that at the time of making such Investment was, Cash Equivalents;

(c) Indebtedness permitted by Section 10.5;

(d) loans and advances to officers, directors and employees of the Company in the ordinary course of business (including for reasonable and customary travel, relocation and similar expenses incurred in the ordinary course of business) in an aggregate un-recovered amount (valued at cost) not to exceed (net of any cash return of capital received by the Company in respect of any such Investments) $1,000,000 at any one time outstanding;

(e) to the extent constituting Investments, any reinvestment of Net Cash Proceeds as contemplated by Section 8.5(a)(i) or Section 8.5(a)(ii);

(f) to the extent constituting Investments, Investments in contracts and other agreements (including Swap Agreements) to the extent otherwise permitted under the Financing Documents;

(g) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business; or

(h) Investments made by the Company solely with the proceeds of capital contributions received directly or indirectly from the Pledgor, provided that such Investments are applied consistent with Section 10.2(c).

To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 10.7, the Company may select the subsection to which such Investment will be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one subsection.

Section 10.8 Restricted Payments. The Company will not declare or make, or agree to pay or make any Restricted Payment, other than (i) a Restricted Payment which shall be made with proceeds of the Notes on the Closing Date in an aggregate amount not to exceed $45,000,000 or (ii) a Restricted Payment otherwise expressly permitted under the terms of the Collateral Agency Agreement, unless the following conditions are satisfied as of the most recent Quarterly Date (the “Relevant Date”):

(a) no Default or Event of Default shall have occurred and be continuing or results therefrom;

(b) the Debt Service Coverage Ratio for the period of four (4) consecutive quarters ending on the Quarterly Date immediately prior to such Relevant Date and for the period of four (4) consecutive quarters immediately following the Quarterly Date immediately prior to such Relevant Date (after giving effect to the proposed Restricted Payment and based on the Company’s reasonable projections) shall be equal to or greater than 1.35 to 1.00; and

(c) the Debt Service Reserve Account have been fully funded in an amount equal to the Debt Service Reserve Requirement.

All Restricted Payments permitted by this Section 10.8 shall be made solely from funds which are available for distribution to the Company for such purpose pursuant to the terms of the Collateral Agency Agreement.

Section 10.9 Amendments to Organizational Documents; Etc.

(a) The Company will not make any amendment, modification or change to the Company’s limited liability company agreement or certificate of formation that is adverse to the interests of the holders of the Notes in any material respect without the prior written consent of the Required Holders.

(b) The Company will not make any change in fiscal year end date from December 31.

(c) The Company will not change its name or the location of its chief executive office, principal place of business or federal identification number without written notice to the Collateral Agent and the holders of the Notes within thirty (30) days following such change.

Section 10.10 Material Project Documents; Etc.

(a) The Company shall not cause, consent to, or permit any termination (except pursuant to the terms thereof), amendment, replacement, modification, assignment, variance or waiver of timely compliance with any terms or conditions of any material Permit or the Material Project Documents to which it is a party other than pursuant to the Security Documents, except:

(i) the extension of a material Permit or Material Project Document on terms that are not materially adverse to the holders of the Notes shall not require the consent of the Required Holders; or

(ii) any termination, amendment, replacement, modification, variance or waiver of a material Permit or Material Project Document, to the extent that such termination, amendment, replacement, modification, variance or waiver would not reasonably be expected to result in a Material Adverse Effect.

(b) The Company shall not enter into any Additional Project Documents unless (i) entering into such document would not reasonably be expected to result in a Material Adverse Effect, and (ii) the Company shall use its commercially reasonable efforts to obtain a counterparty consent to collateral assignment for sixty (60) days after entering into such Additional Project Document.

Section 10.11 Maintenance of Accounts. The Company will not open and maintain, or otherwise deposit or withdraw sums from any deposit accounts or securities accounts, other than (i) the Collateral Accounts and the Local Account, (ii) lock-box accounts required under Energy Management Agreements, (iii) (A) payroll accounts with balances that do not exceed $1,000,000 in the aggregate at any time outstanding and (B) pass-through accounts, zero-balance accounts and similar accounts so long as (x) funds are not held in such accounts for more than a one-day period and (y) balances in such accounts do not exceed $3,000,000 in the aggregate at any time outstanding, (iv) (A) cash collateral accounts holding initial margin, variation margin, cash collateral or other performance assurance provided to the Company by counterparties under any agreement, instrument or other written undertaking to which the Company is a party, and (B) other similar accounts subject to a Permitted Lien, and (v) any other accounts referred to in the Collateral Agency Agreement. After the Closing Date, if the Company has insufficient amounts available to fund the Debt Service Reserve Account in an amount equal to the Debt Service Reserve Requirement, the failure to so fund the Debt Service Reserve Account shall not be deemed a Default or an Event of Default hereunder.

Section 10.12 Tax Elections. The Company will not alter its classification from being a Pass-Through Entity for United States federal income tax purposes.

Section 10.13 Swap Agreements. The Company will not enter into any Swap Agreement except in the ordinary course of business and not for the purpose of speculation where (i) a Responsible Officer of the Company has reasonably determined that it is on terms fair and reasonable to, the Company and that entry into such Swap Agreement would not reasonably be expected to have a Material Adverse Effect, (ii) such Swap Agreement does not create any Lien on or with respect to the property or assets of the

Company other than Permitted Liens and (iii) in the case of any Commodity Hedge and Power Sales Agreements it (A) is entered into to hedge against or mitigate the risks of fluctuations in commodity (including transportation) prices or availability to which the Company has actual or reasonably expected exposure in and for amounts no more than the Company is reasonably expected to use or consume for the purposes thereof and (B) with respect to physical sales of energy or capacity, commits the Company to no more than the reasonably expected uncommitted available output on a net basis (based on physical and economic input availability and output) of the Project taking into account all related Commodity Hedge and Power Sales Agreements of the Project. For the avoidance of doubt, the Company may enter into any agreement (including, but not limited to, any guarantee, credit sleeve or similar agreement) providing credit support for any Swap Agreement entered into in accordance with the terms hereof and to the extent otherwise not prohibited by this Agreement.

ARTICLE 11

EVENTS OF DEFAULT

Section 11.1 Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal of or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any obligation or covenant contained in Section 7.1, 9.5(a), or Article 10; provided that any Default or Event of Default that occurs and is continuing solely as a result of a failure of the Company to provide a notice, a report, a budget, a certificate, financial statements or a similar written deliverable pursuant to Section 7.1 (collectively a “Reporting Deliverable”) prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the Holders, as applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed; or

(d) the Company or the Pledgor defaults in the performance of or compliance with any obligation or covenant contained herein (other than those referred to in Section 11.1(a), (b) or (c)) or in any other Financing Document and such default is not remedied within sixty (60) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this

Section 11.1(d)); provided, however, that if such default is of a nature that it cannot be reasonably cured within such sixty (60) day period but is susceptible to cure within a longer period, an Event of Default shall not result therefrom so long as the Company as promptly as practicable commences action reasonably designed to cure such default and continues to diligently pursue such action and such default is cured within sixty (60) days after the expiration of the initial sixty (60) day grace period; or

(e) any representation or warranty made in writing by any Obligor under this Agreement or under any other Financing Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; provided that, if the facts giving rise to such false or incorrect representation or warranty are capable of being cured or remedied, such facts are not cured or remedied within thirty (30) days (or if such facts are not susceptible to cure or remedy within thirty (30) days, and such Obligor is proceeding with diligence and in good faith to cure or remedy such facts, such thirty (30) day period shall be extended as may be necessary to cure or remedy such facts, such extended period not to exceed ninety (90) days in the aggregate) after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) such Obligor receiving written notice of such failure from any holder of a Note; or

(f) (i) the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto, or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g) any Obligor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor, as the case may be, or any such petition shall be filed against any Obligor and such petition shall not be dismissed within sixty (60) days; or

(i) a final judgment or judgments (other than judgments fully covered by insurance) for the payment of money aggregating in excess of $10,000,000, including without limitation a final order enforcing a binding arbitration decision, are rendered against the Company, which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(j) (i) the Company shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any failure by any Plan that is subject to Title IV of ERISA to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) there is a determination that any Plan that is subject to Title IV of ERISA is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA), (vi) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Holders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization or endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) of, a Multiemployer Plan or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(k) (i) any of the Security Documents shall fail to be in full force and effect or fail to provide the Collateral Agent (acting for the benefit of the Secured Parties) the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby (taken as a whole), or the validity thereof or the applicability thereof to the Notes or any other obligations purported to be secured thereby or any part thereof shall be disaffirmed by or on behalf of the Company or (ii) any Equity Interests in the Company shall cease to be subject to a first priority perfected Lien in favor of the Collateral Agent; or

(l) the Company shall have voluntarily abandoned the Project for more than ninety (90) consecutive days (other than as a result of an event of force majeure); or

(m) the Company or a Material Project Participant party to a Material Project Document fails to perform or observe any of its material covenants or obligations thereunder or is otherwise in default thereunder after expiration of all applicable grace periods thereunder and as a consequence of such default such Material Project Document is terminated, and such termination would reasonably be expected to result in a Material Adverse Effect; provided, that, no such event shall be an Event of Default if within ninety (90) days from the occurrence of any such event, (i) any breaching party resumes performance and otherwise cures such failure to perform or observe its covenants or obligations under such Material Project Document, or (ii) the default or breach is by a Material Project Participant and the Company enters into an Additional Project Document that meets the standards of a replacement agreement set forth in Section 10.10(b) on pricing and other terms and conditions (taken as a whole) no less favorable to the Company than the affected Material Project Document; or

(n) the Company fails to deposit Cash Revenues (as defined in the Collateral Agency Agreement) received by the Company into the Revenue Account (as defined in the Collateral Agency Agreement) to the extent required by and otherwise in accordance with the Collateral Agency Agreement (it being acknowledged that revenues of the Project being held in lock-box accounts or other arrangements required under Energy Management Agreements shall not be deemed to be received by the Company until paid to the Company by the applicable energy manager).

ARTICLE 12

REMEDIES; ETC.

Section 12.1 Acceleration.

(a) If an Event of Default with respect to any Obligor described in Section 11.1(g) or (h) (other than an Event of Default described in clause (i) of Section 11.1(g) or described in clause (vi) of Section 11.1(g) by virtue of the fact that such clause encompasses clause (i) of Section 11.1(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, (i) declare all the Notes then outstanding to be immediately due and payable and/or (ii) in accordance with the Collateral Agency Agreement, instruct the Collateral Agent to foreclose or otherwise take action in respect of the Collateral or exercise any and all rights available under the Security Documents or otherwise available to a secured creditor.

(c) If any Event of Default described in Section 11.1(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(d) Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the applicable Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by Applicable Law), shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company (in the event that the Notes are prepaid pursuant to Section 8.2 or are accelerated as a result of an Event of Default) is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2 Other Remedies. Subject to the Collateral Agency Agreement, if any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Financing Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3 Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4 No Waivers or Election of Remedies; Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Financing Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Article 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Article 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

ARTICLE 13

REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

Section 13.1 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or actual knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2 Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Article 18) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1, in the case of the Initial Notes, or the note form established for the applicable Series. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp Tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $100,000. In connection with any transfer of Notes, the transferee shall enter into an accession agreement to the Collateral Agency Agreement substantially in the form attached thereto as Exhibit B. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.2.

Section 13.3 Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Article 18) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

ARTICLE 14

PAYMENT ON NOTES

Section 14.1 Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of New York Mellon in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2 Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B hereto or applicable Supplement or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

ARTICLE 15

EXPENSES, ETC.

Section 15.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable and documented attorneys’ fees of a single special counsel and, if reasonably required by the Required Holders, a single local counsel, unless an Event of Default or Default has occurred and is continuing, approved in advance by the Company) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Financing Documents, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Financing Documents and (c) the costs and expenses, if any, incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO; provided that such cost and expenses under this clause (c) do not exceed $5,000 per Series in the aggregate. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.

Section 15.2 Survival. The obligations of the Company under this Article 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Financing Documents, and the termination of this Agreement and the Financing Documents.

ARTICLE 16

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

All representations and warranties contained herein or in any Financing Document shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or in any Financing Document shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Financing Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

ARTICLE 17

AMENDMENTS AND WAIVERS

Section 17.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of the provisions of Article 1, 2, 3, 4, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; or

(b) no amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to the provisions of Article 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the

Notes or of the Make-Whole Amount in respect of the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, (iii) amend any of Article 8, 11, 12, 17 or 20 or (iv) release all or substantially all of the Collateral from the Lien of the Security Documents.

Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement for the issuance of one or more Series of Additional Senior Notes consistent with Section 1.2 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Financing Documents. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Article 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of any Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or any other Financing Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to the holders of each Note then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Article 17 by a holder of a Note that has transferred or has agreed to transfer its Note to the Company or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Article 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note or any Financing Document shall operate as a waiver of any rights of any holder of Notes.

Section 17.4 Notes Held by the Obligors, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Financing Documents, or have directed the taking of any action provided herein or in the Financing Documents to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of their respective Affiliates shall be deemed not to be outstanding.

ARTICLE 18

NOTICES

Section 18.1 Notices. Except to the extent otherwise provided, all notices and communications provided for hereunder shall be in writing and sent (i) electronically or by facsimile if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (ii) by registered or certified mail with return receipt requested (postage prepaid), or (iii) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B hereto or applicable Supplement, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(c) if to the Company, to the Company at

Seneca Generation, LLC

c/o LS Power Equity Advisors LLC

1700 Broadway 35th Floor

New York NY 10019

Attention: General Counsel

or at such other address as the Company shall have specified to the holder of each Note in writing.

Section 18.2 Receipt of Notices. Notices under this Article 18 will be deemed given only when actually received.

ARTICLE 19

REPRODUCTION OF DOCUMENTS

This Agreement and all documents relating thereto (except certificates of Equity Interests in the Company and any other Collateral delivered to the Collateral Agent), including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Initial Purchaser at the Closing (except the Initial Notes), (c) documents (except the Additional Senior Notes themselves) received by any Purchaser in connection with the issuance of any Series of Notes after the date hereof and (d) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Article 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

ARTICLE 20

CONFIDENTIAL INFORMATION

For the purposes of this Article 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Obligors in connection with the transactions contemplated by or otherwise pursuant to this Agreement shall be considered “Confidential Information” regardless of whether such information has been clearly marked or labeled or otherwise adequately identified as confidential; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, or (c) otherwise becomes known to such Purchaser other than through disclosure by an Obligor. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates and its and their respective directors, trustees, officers, employees, agents and attorneys (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Article 20, (iii) the Collateral Agent or any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article 20), (v) any Person from which it offers to purchase any security of an Obligor (if such Person has agreed in writing prior to its receipt of such Confidential

Information to be bound by the provisions of this Article 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and the Financing Documents. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Article 20 as though it were a party to this Agreement. On reasonable request by an Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Article 20. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, a Purchaser may disclose to any and all persons, without limitation of any kind, the U.S. federal or state income Tax treatment and Tax Structure of the Notes and all materials of any kind (including opinions and other Tax analyses) that are provided to the Purchaser related to such Tax treatment and Tax Structure. For this purpose, “Tax Structure” means any facts relevant to the U.S. federal or state income Tax treatment of the Notes but does not include information relating to the identity of the Obligors.

In the event that as a condition to receiving access to information relating to the Obligors in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through a secure website, a secure virtual workspace or otherwise) which is different from this Article 20, this Article 20 shall not be amended thereby and, as between such Purchaser or such holder and the Obligors, this Article 20 shall supersede any such other confidentiality undertaking.

ARTICLE 21

SUBSTITUTION OF PURCHASER

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Article 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Article 21) shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Article 21) shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

ARTICLE 22

MISCELLANEOUS

Section 22.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Article 9, Article 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made

Section 22.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4 Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York (exclusive of conflicts of law principles, other than Section 5-1401 of the New York General Obligations Law).

Section 22.7 Jurisdiction and Process; Waiver of Jury Trial.

(a) The parties hereto irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The parties hereto consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to them at their address specified in Section 18.1 or at such other address of which such holder shall then have been notified pursuant to said Section 18.1. The parties hereto agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Applicable Law, be taken and held to be valid personal service upon and personal delivery to them. Notices under this Section 22.7(b) shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the parties hereto in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.8 Order of Transactions. The parties hereto acknowledge and agree that, notwithstanding anything herein to the contrary, for purposes of this Agreement and the documents, certificates, opinions and deliverables given in connection with the transactions contemplated hereby, the execution and delivery of the Financing Documents, the issuance and sale of the Notes, the repayment of the Existing Indebtedness and the transfer by Harbor Hydro Holdings, LLC of the Equity Interests in the Company to the Pledgor shall be deemed to have occurred simultaneously such that all documents to be authorized, executed and delivered by the Company may be authorized by the Pledgor as its sole member regardless of the actual time when executed.

[Remainder of Page Intentionally Left Blank]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

SENECA GENERATION, LLC

By:	/s/ Jobey Eddleman
Name: Jobey Eddleman
Title: Assistant Treasurer

Signature Page to Note Purchase Agreement (Seneca)

This Agreement is hereby accepted and agreed to as of the date hereof.

AMERICAN GENERAL LIFE INSURANCE COMPANY

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

AMERICAN HOME ASSURANCE COMPANY

LEXINGTON INSURANCE COMPANY,

as Initial Purchasers

By: AIG Asset Management (U.S.), LLC, as Investment Adviser

By:	/s/ John H. Pollock
Name: John H. Pollock
Title: Managing Director

Signature Page to Note Purchase Agreement (Seneca)

This Agreement is hereby accepted and agreed to as of the date hereof.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA, as an Initial Purchaser

By:	/s/ Lawrence Halliday
Name: Lawrence Halliday
Title: Assistant Treasurer

Signature Page to Note Purchase Agreement (Seneca)

This Agreement is hereby accepted and agreed to as of the date hereof.

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK, as an Initial Purchaser

By:	/s/ David Puckett
Name: David Puckett
Title: Authorized Signatory

By:	/s/ Jerry D. Zinkula
Name: Jerry D. Zinkula
Title: Authorized Signatory

Signature Page to Note Purchase Agreement (Seneca)

This Agreement is hereby accepted and agreed to as of the date hereof.

The Bank of New York Mellon, as Trustee,

pursuant to the Trust Agreement among Allstate

Life Insurance Company, as Grantor, Lincoln

Benefit Life Company, as Beneficiary, and The

Bank of New York Mellon, as Trustee,

as an Initial Purchaser

By:	/s/ Bailey Eng
Name: Bailey Eng
Title: Vice President

Signature Page to Note Purchase Agreement (Seneca)

This Agreement is hereby accepted and agreed to as of the date hereof.

COBANK, ACB, as an Initial Purchaser

By:	/s/ Michael Gee
Name: Michael Gee
Title: Vice President

Signature Page to Note Purchase Agreement (Seneca)

This Agreement is hereby accepted and agreed to as of the date hereof.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY, as an Initial Purchaser

By:	/s/ Stuart Shepetin
Name: Stuart Shepetin
Title: Investment Officer

Signature Page to Note Purchase Agreement (Seneca)

This Agreement is hereby accepted and agreed to as of the date hereof.

GENWORTH LIFE INSURANCE COMPANY, as an Initial Purchaser

By:	/s/ Stuart Shepetin
Name: Stuart Shepetin
Title: Investment Officer

Signature Page to Note Purchase Agreement (Seneca)

This Agreement is hereby accepted and agreed to as of the date hereof.

NATIONWIDE LIFE INSURANCE COMPANY, as an Initial Purchaser

By:	/s/ Jason M. Comisar
Name: Jason M. Comisar
Title: Authorized Signatory

Signature Page to Note Purchase Agreement (Seneca)

This Agreement is hereby accepted and agreed to as of the date hereof.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, as an Initial Purchaser

By:	/s/ Matthew W. Smith
Name: Matthew W. Smith
Title: Director

Signature Page to Note Purchase Agreement (Seneca)

SCHEDULE B

INFORMATION RELATING TO PURCHASERS

NAME OF PURCHASER

AMERICAN GENERAL LIFE INSURANCE COMPANY

EIN: 25-0598210

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$45,600,000.00

NOTE TO BE ISSUED IN THE NOMINEE NAME OF: AGL-DEL

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

American General Life Insurance Company (PA40)

c/o AIG Asset Management

2929 Allen Parkway, A36-04

Houston, Texas 77019-2155

Attn: PPG Investment Portfolio Support

Email: PPGIPS@aig.com

With a copy to:

American General Life Insurance Company (PA40)

c/o State Street Bank Corporation, Insurance Services

Fax: (816) 871-5539

(3)	E-mail address for electronic delivery: PPGIPS@aig.com

(4)	All other communications: AIG Asset Management 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155 Attn: Private Placements Compliance Email: complianceprivateplacements@aig.com

(5)	Original notes delivered to: DTCC 570 Washington Blvd. Jersey City, NJ 07310 Attn: NY Window – 5th Floor Contact: Robert Mendez

Schedule B – 1

NAME OF PURCHASER

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

EIN: 13-5459480

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$10,000,000.00

NOTE TO BE ISSUED IN THE NOMINEE NAME OF: OCEANWHALE & CO.

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

The United States Life Insurance Company in the City of New York (PA77)

c/o AIG Asset Management

2929 Allen Parkway, A36-04

Houston, Texas 77019-2155

Attn: PPG Investment Portfolio Support

Email: PPGIPS@aig.com

With a copy to:

The United States Life Insurance Co. in the City of New York (PA77)

c/o State Street Bank Corporation, Insurance Services

Fax: (816) 871-5539

(3)	E-mail address for electronic delivery: PPGIPS@aig.com

(4)	All other communications: AIG Asset Management 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155 Attn: Private Placements Compliance Email: complianceprivateplacements@aig.com

(5)	Original notes delivered to: DTCC 570 Washington Blvd. Jersey City, NJ 07310 Attn: NY Window – 5th Floor Contact: Robert Mendez

Schedule B – 2

NAME OF PURCHASER

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

EIN: 74-1625348

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$30,000,000.00

NOTE TO BE ISSUED IN THE NOMINEE NAME OF: HARE & CO., LLC

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

The Variable Annuity Life Insurance Company (260735)

c/o AIG Asset Management

2929 Allen Parkway, A36-04

Houston, Texas 77019-2155

Attn: PPG Investment Portfolio Support

Email: PPGIPS@aig.com

With a copy to:

The Variable Annuity Life Insurance Company (260735)

c/o The Bank of New York Mellon

Attn: P & I Department

Fax: (718) 315-3076

(3)	E-mail address for electronic delivery: PPGIPS@aig.com

(4)	All other communications: AIG Asset Management 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155 Attn: Private Placements Compliance Email: complianceprivateplacements@aig.com

(5)	Original notes delivered to: DTCC 570 Washington Blvd. Jersey City, NJ 07310 Attn: BNY Mellon / Branch Deposit Department – 5th Floor Contact: Andre Granville

Schedule B – 3

NAME OF PURCHASER

AMERICAN HOME ASSURANCE COMPANY

EIN: 13-5124990

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$24,700,000.00

NOTE TO BE ISSUED IN THE NOMINEE NAME OF: HARE & CO., LLC

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

American Home Assurance Company (554933)

c/o AIG Asset Management

2929 Allen Parkway, A36-04

Houston, Texas 77019-2155

Attn: PPG Investment Portfolio Support

Email: PPGIPS@aig.com

With a copy to:

American Home Assurance Company (554933)

c/o The Bank of New York Mellon

Attn: P & I Department

Fax: (718) 315-3076

(3)	E-mail address for electronic delivery: PPGIPS@aig.com

(4)	All other communications: AIG Asset Management 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155 Attn: Private Placements Compliance Email: complianceprivateplacements@aig.com

(5)	Original notes delivered to: DTCC 570 Washington Blvd. Jersey City, NJ 07310 Attn: BNY Mellon / Branch Deposit Department – 5th Floor Contact: Andre Granville

Schedule B – 4

NAME OF PURCHASER

LEXINGTON INSURANCE COMPANY

EIN: 25-1149494

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$24,700,000.00

NOTE TO BE ISSUED IN THE NOMINEE NAME OF: HARE & CO., LLC

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

Lexington Insurance Company (554916)

c/o AIG Asset Management

2929 Allen Parkway, A36-04

Houston, Texas 77019-2155

Attn: PPG Investment Portfolio Support

Email: PPGIPS@aig.com

With a copy to:

Lexington Insurance Company (554916)

c/o The Bank of New York Mellon

Attn: P & I Department

Fax: (718) 315-3076

(3)	E-mail address for electronic delivery: PPGIPS@aig.com

(4)	All other communications: AIG Asset Management 2929 Allen Parkway, A36-04 Houston, Texas 77019-2155 Attn: Private Placements Compliance Email: complianceprivateplacements@aig.com

(5)	Original notes delivered to: DTCC 570 Washington Blvd. Jersey City, NJ 07310 Attn: BNY Mellon / Branch Deposit Department – 5th Floor Contact: Andre Granville

Schedule B – 5

NAME OF PURCHASER

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

EIN: 41-1366075

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$30,000,000.00

NOTE TO BE ISSUED IN THE NOMINEE NAME OF: MAC & CO., LLC

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

Allianz Life Insurance Company of North America

c/o Allianz Investment Management

Attn: Private Placements

55 Greens Farms Road

Westport, Connecticut 06880

Phone: 203-293-1900

Email: ppt@allianzlife.com

With a copy to:

Kathy Muhul

Supervisor – Income Group

The Bank of New York Mellon

Three Mellon Center

Pittsburgh, Pennsylvania 15259

(3)	E-mail address for electronic delivery: ppt@allianzlife.com

(4)

All other communications:

Allianz Life Insurance Company of North America

c/o Allianz Investment Management

Attn: Private Placements

55 Greens Farms Road

Westport, Connecticut 06880

Phone: 203-293-1900

Email: ppt@allianzlife.com

(5)	Original notes delivered to: The Depository Trust Company 570 Washington Blvd. – 5th Floor Jersey City, NJ 07310 Attn: BNY Mellon/Branch Deposit Department

Schedule B – 6

NAME OF PURCHASER

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

EIN: 36-2608394

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$15,000,000.00

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

Allstate Investments LLC

Investment Operations—Private Placements

3075 Sanders Road, STE G4

Northbrook, IL 60062-7127

Telephone: (847) 402-6672 Private Placements

E-Mail: InvOpsCollections@allstate.com

(3)	E-mail address for electronic delivery: InvOpsCollections@allstate.com

(4)

All other communications:

Allstate Investments LLC

Private Placements Department

3075 Sanders Road, STE G5

Northbrook, Illinois 60062-7127

Telephone: (847) 402-9319

E-mail: PrivateCompliance@allstate.com

(5)	Original notes delivered to: Citibank N.A. 399 Park Avenue Level B Vault New York, NY 10022 Attn: Danny Reyes

Schedule B – 7

NAME OF PURCHASER

THE BANK OF NEW YORK MELLON, AS TRUSTEE, PURSUANT TO THE TRUST AGREEMENT AMONG ALLSTATE LIFE INSURANCE COMPANY, AS GRANTOR, LINCOLN BENEFIT LIFE COMPANY, AS BENEFICIARY, AND THE BANK OF NEW YORK MELLON, AS TRUSTEE

EIN: 36-2554642

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$15,000,000.00

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

Allstate Investments LLC

Investment Operations—Private Placements

3075 Sanders Road, STE G4

Northbrook, IL 60062-7127

Telephone: (847) 402-6672 Private Placements

E-Mail: InvOpsCollections@allstate.com

(3)	E-mail address for electronic delivery: InvOpsCollections@allstate.com

(4)

All other communications:

Allstate Investments LLC

Private Placements Department

3075 Sanders Road, STE G5

Northbrook, Illinois 60062-7127

Telephone: (847) 402-9319

E-mail: PrivateCompliance@allstate.com

(5)	Original notes delivered to: The Depository Trust Company 570 Washington Blvd – 5th floor Jersey City, NJ 07310 Attn: BNY Mellon/Branch Deposit Department

Schedule B – 8

NAME OF PURCHASER

COBANK, ACB

EIN: 84-1286705

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$75,000,000.00

(1)	All payments by wire transfer of immediately available funds to:

(2)	All notices of payments and written confirmations of such wire transfers: CoBank Loan Accounting cobankloanaccounting@cobank.com

(3)	E-mail address for electronic delivery: With copy to: closing@cobank.com

(4)	All other communications: closing@cobank.com

(5)	Original notes delivered to: CoBank, ACB Attn: Sera Jang 6340 S Fiddlers Green Circle Greenwood Village, Co 80111

Schedule B – 9

NAME OF PURCHASER

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

EIN: 54-0283385

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$3,000,000.00

NOTE TO BE ISSUED IN THE NOMINEE NAME OF: HARE & CO., LLC

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

Genworth Financial, Inc.

Account: Genworth Life and Annuity Insurance Company

3001 Summer Street

Stamford, CT 06905

Attn: Trade Operations

Telephone No: (203)708-3300

Fax No: (203)708-3308

With copy to:

The Bank of New York

Income Collection Department

P.O. Box 19266

Newark, NJ 07195

Attn: Income Collection Department

P&I Contact: Purisima Teylan

(3)	E-mail address for electronic delivery: GNWInvestmentsOperations@genworth.com With copy to: GNW.privateplacements@genworth.co

(4)

All other communications:

Genworth Financial, Inc.

Account: Genworth Life and Annuity Insurance Company

3001 Summer Street

Stamford, CT 06905

Attn: Trade Operations

Telephone No: (203)708-3300

Fax No: (203)708-3308

(5)	Original notes delivered to: The Bank of New York 570 Washington Blvd BNY Mellon /Branch Deposit Dept 5th FLR Jersey City, NJ 07310

Schedule B – 10

NAME OF PURCHASER

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

EIN: 54-0283385

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$4,500,000.00

NOTE TO BE ISSUED IN THE NOMINEE NAME OF: HARE & CO., LLC

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

Genworth Financial, Inc.

Account: Genworth Life and Annuity Insurance Company

3001 Summer Street

Stamford, CT 06905

Attn: Trade Operations

Telephone No: (203)708-3300

Fax No: (203)708-3308

With copy to:

The Bank of New York

Income Collection Department

P.O. Box 19266

Newark, NJ 07195

Attn: Income Collection Department

P&I Contact: Purisima Teylan

(3)	E-mail address for electronic delivery: GNWInvestmentsOperations@genworth.com With copy to: GNW.privateplacements@genworth.co

(4)

All other communications:

Genworth Financial, Inc.

Account: Genworth Life and Annuity Insurance Company

3001 Summer Street

Stamford, CT 06905

Attn: Trade Operations

Telephone No: (203)708-3300

Fax No: (203)708-3308

(5)	Original notes delivered to: The Bank of New York 570 Washington Blvd BNY Mellon /Branch Deposit Dept 5th FLR Jersey City, NJ 07310

Schedule B – 11

NAME OF PURCHASER

GENWORTH LIFE INSURANCE COMPANY

EIN: 91-6027719

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$7,500,000.00

NOTE TO BE ISSUED IN THE NOMINEE NAME OF: HARE & CO., LLC

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

Genworth Financial, Inc.

Account: Genworth Life Insurance Company

3001 Summer Street

Stamford, CT 06905

Attn: Trade Operations

Telephone No: (203)708-3300

Fax No: (203)708-3308

With copy to:

The Depository Trust Co

Income Collection Department

P.O. Box 19266

Newark, NJ 07195

Attn: Income Collection Department

P&I Contact: Purisima Teylan

(3)	E-mail address for electronic delivery: GNWInvestmentsOperations@genworth.com With copy to: GNW.privateplacements@genworth.co

(4)

All other communications:

Genworth Financial, Inc.

Account: Genworth Life Insurance Company

3001 Summer Street

Stamford, CT 06905

Attn: Trade Operations

Telephone No: (203)708-3300

Fax No: (203)708-3308

(5)	Original notes delivered to: The Depository Trust Co 570 Washington Blvd BNY Mellon /Branch Deposit Dept 5th FLR Jersey City, NJ 07310

Schedule B – 12

NAME OF PURCHASER

NATIONWIDE LIFE INSURANCE COMPANY

EIN: 31-4156830

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$40,000,000.00

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

Nationwide Life Insurance Company

c/o The Bank of New York Mellon

Attn: P&I Department

P.O. Box 392003

Pittsburgh, PA 15251

With a copy to:

Nationwide Life Insurance Company

Nationwide Investments – Investment Operations

One Nationwide Plaza (1-05-401)

Columbus, OH 43215-2220

(3)	E-mail address for electronic delivery: ooinwpp@nationwide.com

(4)	All other communications: Nationwide Life Insurance Company Nationwide Investments – Private Placements E-mail: ooinwpp@nationwide.com One Nationwide Plaza (1-05-801) Columbus, OH 43215-2220

(5)	Original notes delivered to: The Depository Trust Company 570 Washington Blvd – 5th Floor Jersey City, NJ 07310 Attn: BNY Mellon/Branch Deposit Department

Schedule B – 13

	NAME OF PURCHASER

	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

	EIN: 13-1624203

	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	$75,000,000.00

(1)	All payments by wire transfer of immediately available funds to:

(2)

All notices of payments and written confirmations of such wire transfers:

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, New York 10017

Attention: Securities Accounting Division

With a copy to:

JPMorgan Chase Bank, N.A.

P.O. Box 35308

Newark, New Jersey 07101

And to:

Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Boulevard

Charlotte, North Carolina 28262

Attention: Global Private Markets

Telephone: (704) 988-1000 (General Number)

Facsimile: (704) 988-4916

Contemporaneous written confirmation of any electronic funds transfer shall be sent to the above addresses setting forth (1) the full name, private placement number, interest rate and maturity date of the Initial Notes, (2) allocation of payment between principal, interest, Make-Whole Amount, other premium or any special payment and (3) the name and address of the bank from which such electronic funds transfer was sent.

Schedule B – 14

(3)	E-mail address for electronic delivery: With copy to:

(4)

All other communications:

Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Boulevard

Charlotte, North Carolina 28262

Attention: Global Private Markets

Telephone: (704) 988-1000 (General Number)

Facsimile: (704) 988-4916

(5)	Original notes delivered to: JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center, 3rd Floor Brooklyn, New York 11245-0001 Attention: Physical Receive Department

Schedule B – 15

SCHEDULE 1

FORM OF INITIAL NOTES

SENECA GENERATION, LLC

4.33% SERIES 2016-A SENIOR SECURED NOTE DUE APRIL 27, 2026

No. [_________]	[Date]
$[____________]	PPN [_____]

FOR VALUE RECEIVED, the undersigned, SENECA GENERATION, LLC (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to [__________], or its registered assigns, the principal sum of [_________] DOLLARS (or so much thereof as shall not have been prepaid) on April 27, 2026, (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) [_]% per annum from the date hereof, payable quarterly, on March 31, June 30, September 30 and December 31 of each year, commencing on [_____], and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America in New York, New York at the principal office of [__________] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a [__]% Series 2016-A Senior Secured Notes due [_____], 2026 (herein called the “Notes”) issued pursuant to the Note Purchase Agreement dated as of [_____], 2016 (as amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Company and the Purchasers party thereto from time to time and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED, IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Schedule 1 – 1

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee; provided that prior to such issuance of a new Note, to the extent such transferee is not already a party to the Collateral Agency, Intercreditor and Accounts Agreement, such transferee shall have duly executed and delivered an Accession Agreement as a Secured Party under the Collateral Agency, Intercreditor and Accounts Agreement. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York.

Schedule 1 – 2

SENECA GENERATION, LLC

By
Name:
Title:

Schedule 1 – 3

SCHEDULE 2

FORM OF ADDITIONAL SENIOR NOTES

SENECA GENERATION, LLC

[___]% SERIES [____] SENIOR NOTE DUE [_____], 20__

No. [_________]	[Date]
$[____________]	PPN [_____]

FOR VALUE RECEIVED, the undersigned, SENECA GENERATION, LLC (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to [__________], or its registered assigns, the principal sum of [_________] DOLLARS (or so much thereof as shall not have been prepaid) on [_____], (the “Maturity Date”), with interest (computed on the basis of [_____]) on the unpaid balance hereof at the rate of (a) [_]% per annum from the date hereof, payable quarterly, on March 31, June 30, September 30 and December 31 of each year, commencing on [_____], and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America in New York, New York at the principal office of [__________] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a [__]% Series [____] Senior Note due [_____], 20__ (herein called the “Notes”) issued pursuant to the Note Purchase Agreement dated as of [_____], 2016 (as amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Company and the Purchasers party thereto from time to time and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED, IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Schedule 3 – 1

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee; provided that prior to such issuance of a new Note, to the extent such transferee is not already a party to the Collateral Agency, Intercreditor and Accounts Agreement, such transferee shall have duly executed and delivered an Accession Agreement as a Secured Party under the Collateral Agency, Intercreditor and Accounts Agreement. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York.

Schedule 3 – 2

SENECA GENERATION, LLC

By
Name:
Title:

Schedule 3 – 3

SCHEDULE 3

FORM OF SUPPLEMENT

SENECA GENERATION, LLC

[________________________]

[____________________]

As of ____________, _____

To Each of the Purchasers

Named in the Supplemental

Purchaser Schedule Attached

Hereto (the “Supplemental Purchasers”)

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement, dated April [___], 2016, among the Company and the Purchasers named therein (as amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, the “Agreement”). Terms used but not defined herein shall have the respective meanings set forth in the Agreement.

As contemplated in Section 1.2 of the Agreement, the Company agrees with you as follows:

A. Subsequent Series of Notes. The Company has authorized and will create a subsequent Series of Additional Senior Notes to be called the “Series [__] Notes.” Said Series [__] Notes will be dated the date of issue; will bear interest (computed on the basis of [__]) from such date at the rate of [__] % per annum, payable [__] in arrears on the [__]th day of [__], [__], [__]and [__] in each year (commencing on [__]), until the principal amount thereof shall become due and payable and shall bear interest on overdue principal (including any overdue optional prepayment of principal) and premium, if any, and, to the extent permitted by law, on any overdue installment of interest at the rate specified therein after the date due for payment, whether by acceleration or otherwise, until paid; will be expressed to mature on [__]; and will be substantially in the form attached to the Agreement as Schedule 2 with the appropriate insertions to reflect the terms and provisions set forth above.

B. Purchase and Sale of Series Notes. The Company hereby agrees to sell to each Supplemental Purchaser set forth on the Supplemental Purchaser Schedule attached hereto as Schedule 1 (collectively, the “Series [__] Purchasers”) and, subject to the terms and conditions in the Agreement and herein set forth, each Series [_] Purchaser agrees to purchase from the Company the aggregate principal amount of the Series [__] Notes set opposite each Series [__] Purchaser’s name in the Supplemental Purchaser Schedule at 100% of the aggregate principal amount. The sale of the Series [__] Notes shall take place at the offices of [__],[__], at 10:00

Schedule 3 – 1

a.m. New York time, at a closing the (“Series [__] Closing”) on [__], [__], or such other date as shall be agreed upon by the Company and each Series [__] Purchaser. At the Series [__] Closing the Company will deliver to each Series [__] Purchaser one or more Series [__] Notes registered in such Series [__] Purchaser’s name (or in the name of its nominee), evidencing the aggregate principal amount of Series [__] Notes to be purchased by said Series [__] Purchaser and in the denomination or denominations specified with respect to such Series [__] Purchaser in the Supplemental Purchaser Schedule attached hereto against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account on the date of the Series ___ Closing (the “Series [__] Closing Date”) (as specified in a notice to each Series [__] Purchaser at least three Business Days prior to the Series [__] Closing Date). At or prior to the time that it purchases a Series [__] Note (including by succession or pursuant to an assignment permitted hereunder) and, so long as it remains legally eligible to do so, from time to time thereafter, each Series [__] Purchaser will duly complete and deliver to the Company (i) in the case of a Series [__] Purchaser that is not a United States person for U.S. federal income tax purposes, two copies of any U.S. Internal Revenue Service (“IRS”) Forms W-8 or W-8BEN E as applicable (or other category of Form W-8 prescribed by law and acceptable to the Company in its discretion) along with any supporting statements or additional information, in each case, that are reasonably necessary to establish the extent to which the Series [_] Purchaser is entitled to a reduction in the rate of any U.S. withholding Tax imposed with respect to payments on the Series [_] Notes and any successor or additional form required by the IRS or reasonably requested by the Company in order to evidence such Purchaser’s entitlement to such reduction or (ii) in the case of a Series [__] Purchaser that is a United States person for U.S. federal income tax purposes, an IRS Form W-9 or successor form establishing that the Series [__] Purchaser is not subject to any U.S. withholding tax (including backup withholding tax) with respect to payments on the Series [__] Notes and (iii) any other forms or information reasonably requested by the Company necessary for the Company to comply with its obligations under FATCA and to determine that such Series [_] Purchaser has complied with its obligations under FATCA or to determine the amount (if any) to deduct and withhold from any payment to such Purchaser. For the avoidance of doubt, if the Company (or any applicable withholding agent) is required by applicable law to deduct or withhold any Taxes (including under FATCA) from or with respect to a Series [_] Note or payments under such a Note, then (a) the Company (or applicable withholding agent) may make such withholding or deduction and remit such Taxes to the applicable Governmental Authority, (b) the Company shall not be obligated to indemnify the holder or beneficial owner of such Note or pay any additional amounts with respect to such withholding or deduction and (c) such withheld amounts shall be treated as paid with respect to such Note for all purposes hereunder.

C. Conditions of Series Closing. The obligation of each Series [__] Purchaser to purchase and pay for the Series [__] Notes to be purchased by such purchaser hereunder on the Series [__] Closing Date is subject to the satisfaction, on or before such Series [__] Closing Date, of the conditions set forth below.

[applicable conditions precedent to be inserted]

Schedule 3 – 2

D. Prepayments. The Series [__] Notes shall be subject to prepayment only (a) pursuant to the required prepayments, if any, specified in clause [(x)] below; and (b) pursuant to the optional prepayments permitted by Section 8.2 of the Agreement.

(x) Required Prepayments; Maturity

[to be determined]

(y) Optional and Contingent Prepayments. As provided in Section 8.2 of the Agreement.

E. Additional Provisions. [Add additional Terms and Conditions]

F. Representations and Warranties of the Transaction Obligors. The Company represents and warrants to the Purchasers that each of the representations and warranties contained in Section 5 of the Agreement is true and correct as of the date hereof (i) except that (1) all references to “Initial Purchaser” therein shall be deemed to refer to the Purchasers hereunder, (2) all references to “this Agreement” shall be deemed to refer to the Agreement as supplemented by this Supplement, (3) all references to “Initial Notes” therein shall be deemed to include the Series [_] Notes and (4) [other modifications/deletions of representations and warranties], and (ii) except for changes to such representations and warranties or the Schedules referred to therein, which changes are set forth in the attached Schedule [__].

G. Representations and Warranties of the Purchasers. Each Series [__] Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Agreement are true and correct on the date hereof with respect to the purchase of the Series [__] Notes by such Series [__] Purchaser. [include modifications/deletions of representations and warranties]

H. Series Notes Issued under and Pursuant to Agreement. Except as specifically provided above, the Series [__] Notes shall be deemed to be issued under, to be subject to and to have the benefit of all of the terms and provisions of the Agreement as the same may from time to time be amended and supplemented in the manner provided therein.

I. Priority of Security. Each Series [__] Note shall be deemed to be a “Note” under the Agreement and shall rank pari passu and be secured equally and ratably by the Collateral without discrimination or preference with all other Notes as if all of the Notes had been issued simultaneously.

J. Applicability of Agreement. Except as otherwise expressly provided herein (and expressly permitted by the Agreement), all of the provisions of the Agreement are incorporated by reference herein and shall apply to the Series [_] Notes as if expressly set forth in this Supplement except that all references to “Notes” therein shall be deemed to include the Series [_] Notes.

Schedule 3 – 3

The execution hereof by the Series [__] Purchasers shall constitute a contract among the Company and the Series [__] Purchasers for the uses and purposes hereinabove set forth. By their acceptance hereof, each of the Series [__] Purchasers shall also be deemed to have accepted and agreed to the terms and provisions of the Agreement, as in effect on the date hereof.

SENECA GENERATION, LLC

By:
Its:

Accepted as of

[ADD PURCHASER SIGNATURE BLOCKS]

By:
Its:

Schedule 3 – 4

SCHEDULE 8.1

AMORTIZATION SCHEDULE

Date	Amortization
June 30, 2023	$2,500,000
September 30, 2023	$2,500,000
December 31, 2023	$2,500,000
March 31, 2024	$2,500,000
June 30, 2024	$2,500,000
September 30, 2024	$2,500,000
December 31, 2024	$2,500,000
March 31, 2025	$2,500,000
June 30, 2025	$2,500,000
September 30, 2025	$2,500,000
December 31, 2025	$2,500,000
March 31, 2026	$2,500,000

Schedule 8.1 – 1